                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                                XCEL ENERGY INC.
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

August 30, 2000

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of Xcel Energy Inc. on Wednesday, September 27, 2000, at 10:00 a.m., at the Xcel Energy Center, 199 West Kellogg Boulevard, St. Paul, Minnesota.

    The matters to be voted on at the meeting are described in the Notice of Annual Meeting of Shareholders and Proxy Statement on the following pages. In addition to these matters, we will also report on our current operations and on our future plans. After the voting, you will have an opportunity to ask questions.

    We are pleased to inform you that again this year there are three methods available for voting your proxy. You can mail your proxy form, or you can vote by telephone or over the Internet. Instructions for voting by telephone or the Internet are included on the proxy form.

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY PROMPTLY. YOUR VOICE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD.

    IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE BRING THE ADMISSION TICKET ATTACHED TO THE ENCLOSED PROXY FORM. A COMPLIMENTARY PARKING PASS WITH PARKING LOCATION INSTRUCTIONS IS ALSO ATTACHED TO THE PROXY FORM. REFRESHMENTS WILL BE SERVED FROM 8:45-9:45 A.M. AND XCEL'S REDDY KILOWATT AND REDDY FLAME WILL BE AVAILABLE FOR PHOTOGRAPHS WITH SHAREHOLDERS.

    Our annual meetings are helpful in maintaining communications and understanding between our Board of Directors and shareholders. We hope you will join us.

Sincerely,

/s/ James J. Howard
James J. Howard
Chairman

                                XCEL ENERGY INC.
                           (A MINNESOTA CORPORATION)

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

    The Annual Meeting of Shareholders of XCEL ENERGY INC., a Minnesota corporation, will be held on Wednesday, September 27, 2000, at 10:00 a.m., at the Xcel Energy Center, 199 West Kellogg Boulevard, St. Paul, Minnesota for the following purposes:

    (1) To elect 5 directors to Class II until the Annual Meeting of Shareholders in 2003; 2 directors to Class I until the Annual Meeting of Shareholders in 2002; and 3 directors to Class III until the Annual Meeting of Shareholders in 2001;

    (2) To approve the Xcel Energy Omnibus Incentive Plan;

    (3) To approve the Xcel Energy Executive Annual Incentive Award Plan; and

    (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

    Shareholders who own stock at the close of business on August 21, 2000, will be entitled to notice of, and to vote at, this Annual Meeting.

Minneapolis, Minnesota               By order of the Board of Directors
August 30, 2000                                Cathy J. Hart
                                                 SECRETARY

                       PLEASE REMEMBER TO VOTE YOUR PROXY

                                XCEL ENERGY INC.
                         800 NICOLLET MALL, SUITE 3000
                       MINNEAPOLIS, MINNESOTA 55402-2023
                                PROXY STATEMENT

INTRODUCTION

    Your Board of Directors is sending you this proxy statement in connection with the solicitation of your proxy for use at the Annual Meeting. When you vote by proxy, you appoint Edward J. McIntyre, Gary R. Johnson and Cathy J. Hart as your representatives at the Annual Meeting. Edward J. McIntyre, Gary R. Johnson and Cathy J. Hart will vote your shares, as you have instructed them on the proxy form, at the Annual Meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the meeting, it is a good idea to vote by proxy in advance of the meeting just in case your plans change.

    If an issue comes up for vote at the meeting that is not covered by your proxy, Edward J. McIntyre, Gary R. Johnson and Cathy J. Hart will vote your shares, under your proxy, in accordance with their best judgment.

VOTING PROCEDURES; REVOCATION OF PROXY

    You may vote by mail, in person, by telephone or by the Internet. To vote by mail, simply complete and sign the proxy form and mail it in the enclosed, prepaid and preaddressed envelope. If you mark your voting instructions on the proxy form, your shares will be voted as you instruct. If you return a signed form but do not provide voting instructions, your shares will be voted FOR the named nominees and FOR each of the other items indicated on the prior page.

    If you wish to vote in person, we will pass out written ballots at the meeting. If you hold your shares in street name (I.E., they are held by your broker in an account for you), you must request a legal proxy from your broker in order to vote at the meeting.

    If you wish to vote by telephone or the Internet, please follow the instructions included on the enclosed proxy form. If you vote by telephone or the Internet, it is not necessary to mail in your proxy form. Telephone and Internet voting is also available to shareholders who hold their shares in the Direct Purchase Plan (DPP) or one of our employee savings or stock ownership plans.

    If you change your mind after voting your proxy, you can revoke your proxy and change your vote at any time before the polls close at the meeting. You can revoke your proxy by either signing another proxy with a later date, voting a second time by telephone or by the Internet, or voting again at the meeting. Alternatively, you may provide a written statement to the Company (attention, Cathy J. Hart, Secretary) of your intention to revoke your proxy.

RECORD DATE; NUMBER OF VOTES

    If you owned shares of the Company's stock at the close of business on August 21, 2000, you are entitled to vote at the meeting.

    If you owned common stock, you are entitled to one vote per common share upon each matter presented at the Annual Meeting. If you owned preferred stock (other than the $3.60 Series), you also are entitled to one vote per share of preferred stock upon each matter presented at the Annual Meeting. If you owned shares of the $3.60 Series of preferred stock, you are entitled to three votes per share of $3.60 series preferred upon each matter presented at the Annual Meeting.

    On August 21, 2000, there were 339,739,442 shares of common stock, 275,000 shares of $3.60 Series preferred stock and 775,000 shares of other Xcel preferred stock outstanding. US Bank, the Trustee for the Northern States Power Company Employee Stock Ownership Plan, holds approximately 7.61% of the Company's common stock for the benefit of ESOP participants, none of whom has a total beneficial interest of more than .005% of the Company's outstanding voting securities. We also have been notified by Sanford C. Bernstein & Co., Inc., 767 Fifth Avenue, New York, New York, that it holds 20,018,393 shares or 5.89% of our common stock. No other person holds of record or, to our knowledge, beneficially owns more than 5% of any class of our outstanding voting securities.

EXPENSES OF PROXY SOLICITATION

    We will pay all costs associated with preparing, assembling and mailing the proxy materials and proxy statements. We also will reimburse brokers, nominees, fiduciaries and other custodians for their expenses in forwarding proxy materials to shareholders. Officers and other employees of the Company may solicit proxies by mail, personal interview, telephone and/or telegraph. In addition, we have retained Beacon Hill Partners, Inc. to assist in the solicitation of proxies, at a fee of approximately $4,500 plus associated costs and expenses. Our employees will not receive any additional compensation for soliciting proxies.

MAILING OF PROXY STATEMENT AND ANNUAL REPORT

    This proxy statement, the enclosed proxy materials and our Form 10-K Annual Report for the year 1999 were mailed on or about August 30, 2000 to all of our shareholders who owned stock on August 21, 2000.

VOTING OF SHARES HELD UNDER ESOP OR DPP

    If you are a participant in one of our employee savings or stock ownership plans, you will receive a voting directive for shares allocated to your account. The Trustee will vote such shares as instructed by you in your voting directive. If you do not return a voting directive, the Trustee will vote your allocated shares, along with all unallocated shares held, in the same proportion that all allocated shares are voted.

    If you are a participant in our DPP, your proxy form will include the shares held on your behalf under the DPP and such shares will be voted in accordance with your proxy vote. If you do not vote your proxy, your shares in the DPP will not be voted.

VOTING OF SHARES HELD IN STREET NAME BY YOUR BROKER

    Brokerage firms have authority under New York Stock Exchange Rules to vote customers' unvoted shares on certain "routine" matters, including the election of directors and the approval of the Omnibus Incentive Plan and the Executive Annual Incentive Plan. If you do not vote your proxy, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the meeting. When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. A brokerage firm, however, cannot vote customers' unvoted shares on non-routine matters. Accordingly, these shares (sometimes referred to as broker non-votes) are considered not entitled to vote on non-routine matters, rather than as a vote against the matter.

RECENTLY COMPLETED COMBINATION OF NORTHERN STATES POWER COMPANY WITH NEW CENTURY
                                 ENERGIES, INC.

    On August 18, 2000, Northern States Power Company, a Minnesota corporation ("NSP") merged with New Century Energies, Inc., a Delaware corporation ("NCE"). NSP was the surviving corporation in the merger (the "Merger"). The combined company was then renamed Xcel Energy Inc. In the Merger, each share of NCE common stock was converted into the right to receive 1.55 shares of common stock of Xcel Energy. NSP common and preferred shares remain outstanding after the Merger on a one-for-one basis as shares of Xcel Energy.

    In connection with the Merger, the number of directors on Xcel Energy's Board of Directors has been increased from 8 to 14. W. John Driscoll resigned as a director effective June 28, 2000. All of the remaining NSP directors continued their terms and became members of Xcel Energy's Board of Directors, and Wayne H. Brunetti, Roger R. Hemminghaus, A. Barry Hirschfeld, C. Coney Burgess, Albert F. Moreno, Rodney E. Slifer and W. Thomas Stephens (all former directors of NCE) joined the Xcel Energy Board of Directors as NCE's designees for terms expiring at this Annual Meeting. For three years after the Merger, the remaining designees of NSP will designate any replacement for a director designated by NSP who declines or is unable to serve as a director of Xcel Energy, and the remaining designees of NCE will designate any replacement for a director designated by NCE who declines or is unable to serve as a director of Xcel Energy.

    James J. Howard, formerly NSP's Chairman, President and Chief Executive Officer, will remain an employee and Chairman of the Board of Xcel Energy until the first anniversary of the Merger. Wayne H. Brunetti, formerly NCE's Chairman, President and Chief Executive Officer, is now President and Chief Executive Officer of Xcel Energy and, if elected to the Board of Directors at this Annual Meeting, will succeed Mr. Howard as Chairman of the Board of Xcel Energy after the first anniversary of the Merger. If Mr. Brunetti declines or is unable to serve at any time before the third anniversary of the Merger, a two-thirds vote by the directors of Xcel Energy then serving on its Board of Directors will be required to elect Mr. Brunetti's replacement as Chief Executive Officer.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

GENERAL INFORMATION

    Our Bylaws provide that the Board of Directors must consist of at least seven, but no more than fifteen directors, as determined by the Board. In connection with the Merger, the size of the Board has been set at 14 directors. The Board of Directors is divided into three classes, with each class as nearly equal in number as possible. Each class has a staggered term of office so that one class of directors will be elected at each annual meeting for a term of three years.

    H. Lyman Bretting resigned his position as a member of the Board of Directors effective December 31, 1999. W. John Driscoll resigned his position as a member of the Board of Directors effective June 28, 2000.

    At the Annual Meeting, the following five individuals are the nominees to be elected to the Board of Directors to serve in Class II until the Annual Meeting of Shareholders in the year 2003 and until their successors are elected and have qualified: Wayne H. Brunetti, Giannantonio Ferrari, Roger R. Hemminghaus, Douglas W. Leatherdale, and A. Patricia Sampson. Mr. Brunetti was the Chairman, President and Chief Executive Officer of NCE and joined the Xcel Energy Board of Directors at the closing of the Merger. Messrs. Ferrari and Leatherdale and Ms. Sampson were directors of NSP. A. Barry Hirschfeld and C. Coney Burgess are the nominees to be elected to the Board of Directors to serve in Class I until the Annual Meeting of Shareholders in the year 2002 and until their successors are elected and have qualified. The following three individuals are the nominees to be elected to the Board of Directors to serve in Class III until the Annual Meeting of Shareholders in the year 2001 and until their successors are elected and have qualified: Albert F. Moreno, Rodney E. Slifer and W. Thomas Stephens. Each of these nominees is currently a director of the Company whose term is scheduled to expire at this Annual Meeting. The remaining five directors, each of whom served as a director of NSP, will continue to serve the terms described in their biographies.

    Each of the nominees has indicated a willingness to serve. Should any of the nominees become unavailable prior to this Annual Meeting, your proxy will be voted for such person or persons as shall be recommended by a proxy committee appointed by the Board.

    You are entitled to vote cumulatively for the election of directors. This means that for each class of directors you are entitled to a number of votes equal to the number of votes entitled to be cast with respect to the shares held by you multiplied by the number of directors of such class to be elected. You may cast all your votes for one nominee or distribute your votes among the nominees in that particular class. The election of each director shall be decided by plurality vote. This means that the individuals receiving the most votes in that class (up to the number to be elected) will be elected. As a result, any shares not voted for a director (whether by withholding authority or otherwise) will have no impact on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes. With respect to the election of the nominated directors, the persons named as proxies reserve the right to cumulate votes represented by proxies which they receive and to distribute such votes among one or more of the nominees at their discretion.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES NAMED BELOW.

                   CLASS II -- NOMINEES FOR TERMS EXPIRING IN 2003
                          WAYNE H. BRUNETTI, age 57, is President and Chief Executive
        [PHOTO]           Officer of Xcel Energy Inc. and has served as such since the completion of our Merger on August 18, 2000. From March 1,
   DIRECTOR SINCE 2000    2000 until the completion of the Merger, he served as
                          Chairman, President and Chief Executive Officer of NCE and
                          as a director and officer of several of NCE's subsidiaries.
                          From August 1997 until March 1, 2000, Mr. Brunetti was Vice
                          Chairman, President and Chief Operating Officer of NCE.
                          Before the merger of Public Service Company of Colorado and
                          Southwestern Public Service Company to form NCE,
                          Mr. Brunetti was President and CEO of Public Service Company
                          of Colorado. He joined Public Service Company of Colorado in
                          July 1994 as President and Chief Operating Officer. In
                          January 1996, he added the title of CEO.
                          Mr. Brunetti is the former President and CEO of Management
                          Systems International, a Florida management consulting firm that he founded in 1991. Prior to that, he was Executive
                          Vice President of Florida Power & Light Company.
                          Mr. Brunetti has been active in various professional and
                          civic groups. He currently serves on the executive committee and board of the Edison Electric Institute (EEI). He also
                          serves on the board of the Denver Metro Chamber of Commerce, the Medic Alert Foundation, Western Energy Supply and
                          Transmission (WEST) Associates, and Mountain States
                          Employers Council. He is currently serving as chairman of
                          the 2000 Mile High United Way campaign, on the board of
                          advisors of the University of Colorado at Denver and on the labor relations committee of the Chamber of Commerce of the
                          United States of America. He is past chairman of the board of the Colorado Association of Commerce and Industry and
                          served on the Colorado Renewable Energy Task Force, an
                          appointment made by former Governor Roy Romer.
                          Mr. Brunetti holds a bachelor of science degree in business administration from the University of Florida, and he is a graduate of the Harvard Business School's Program for
                          Management Development.

                          GIANNANTONIO FERRARI, age 60, was named Chief Operating
        [PHOTO]           Officer and Executive Vice President of Honeywell
                          International Inc., a worldwide supplier of control
   DIRECTOR SINCE 1997    technology for home, business and avionics, in
                          December 1999. Prior to that he was the President and Chief
                          Operating Officer of Honeywell Inc. from 1997 through
                          December 1999 when it merged with AlliedSignal Inc. based in
                          Morristown, New Jersey.
                          Mr. Ferrari joined Honeywell in 1965 when it started its
                          direct operations in Italy and the Mediterranean area.
                          Through 1980 he held a variety of management positions in
                          that area. He then moved to Brussels, Belgium in 1981 to
                          become Controller & Director of Distribution for Honeywell
                          Europe and Vice President of Finance & Administration in
                          1985.
                          In 1988 Mr. Ferrari was appointed as Vice President for
                          Western & Southern Europe and promoted to President,
                          Honeywell Europe, Middle East & Africa, out of Brussels, in
                          1992.
                          Mr. Ferrari is on the Board of Directors of Honeywell
                          International Inc. and the Board of Directors, National
                          Association of Manufacturers, and on the Board of Governors,
                          National Electrical Manufacturers Association.


                   CLASS II -- NOMINEES FOR TERMS EXPIRING IN 2003
                          ROGER R. HEMMINGHAUS, age 63, was named Chairman Emeritus of
        [PHOTO]           Ultramar Diamond Shamrock Corp., the largest independent
                          refining and marketing company in North America, in January
   DIRECTOR SINCE 2000    2000. He retired as Chairman of the Board in January 2000
                          and as Chief Executive Officer in January 1999. In December
                          1996, Mr. Hemminghaus became Chairman and CEO of Ultramar
                          Diamond Shamrock Corporation following the merger of Diamond
                          Shamrock, Inc. and Ultramar Corporation. Prior to the
                          merger, Mr. Hemminghaus was Chairman, CEO and President of
                          Diamond Shamrock, Inc. He started his career in the refining and marketing industry in 1962 as an engineer for Exxon,
                          USA, after serving four years as a naval officer involved in nuclear power development.
                          Mr. Hemminghaus served as a Director of NCE from 1997 until the completion of the Merger and on the Southwestern Public
                          Service Co. ("SPS") Board from 1994 until 1997. He is on the
                          Boards of Directors of Luby's, Inc., CTS Corporation,
                          Southwest Research Institute, Tandy Brands Accessories
                          Incorporated, and billserv.com, Inc. He is Chairman of the
                          Federal Reserve Bank of Dallas, the Board of Regents of
                          Texas Lutheran University, and former Chairman of the
                          National Petrochemicals and Refiners Association. In
                          addition, he serves on the National Executive Board of the
                          Boy Scouts of America and on various other non-profit
                          association boards.
                          Mr. Hemminghaus is a 1958 graduate of Auburn University,
                          receiving a B.S. degree in chemical engineering and has done graduate work in business and nuclear engineering.

                          DOUGLAS W. LEATHERDALE, age 63, is Chairman and Chief
        [PHOTO]           Executive Officer of The St. Paul Companies, Inc., a
                          worldwide property and liability insurance organization,
   DIRECTOR SINCE 1991    having served in such capacity since 1990. Mr. Leatherdale joined The St. Paul Companies in 1972 and has held numerous executive positions with the Company, including President,
                          Executive Vice President and Senior Vice President of
                          Finance. Before joining The St. Paul Companies, Mr.
                          Leatherdale was employed by the Lutheran Church of America in Minneapolis where he served as Associate Executive
                          Secretary on the Board of Pensions. Prior to his four years at the Lutheran Church of America, he served as Investment
                          Analyst Officer at Great West Life Assurance Company in
                          Winnipeg.
                          A native of Canada, Mr. Leatherdale attended United College in Winnipeg and later completed additional studies at
                          Harvard Business School and the University of
                          California-Berkeley.
                          Mr. Leatherdale also serves as a director of The John Nuveen
                          Company and United HealthCare Corporation. He is also Vice
                          Chairman of the Board of Directors of the Minnesota
                          Orchestral Association, Chairman of the University of
                          Minnesota Foundation and a trustee of Carleton College. He is a member of the Twin City Society of Security Analysts
                          and the Financial Executives Institute.

                          A. PATRICIA SAMPSON, age 51, currently operates The Sampson
        [PHOTO]           Group, Inc., a management development and strategic planning consulting business. Prior to that she served as a
   DIRECTOR SINCE 1985    consultant with Dr. Sanders and Associates, a management
                          and diversity consulting company. Prior to her current
                          endeavors, Ms. Sampson served as Chief Executive Officer of the Greater Minneapolis Area Chapter of the American Red
                          Cross from July 1993 until January 1, 1995. She also
                          previously served successively as Executive Director from
                          October 1986 until July 1993, Assistant Executive
                          Director-Services (April 1985), and Assistant Manager (July
                          1984) of the Greater Minneapolis Area Chapter. Prior to the
                          above, she served as the Director of Service to Military
                          Families and Veterans and Director of Disaster Services for
                          the St. Paul Area Chapter of the American Red Cross.
                          Mrs. Sampson received a masters degree from the University of Pennsylvania and a bachelors degree from Youngstown State
                          University.
                          She is a member of the Utility Women's Conference. She is
                          active in Christian education. She serves on the David
                          W. Preus Leadership Award Sponsoring Council. She previously served on the boards of the Greater Minneapolis Area United
                          Way, Minneapolis Urban League, the Minnesota Orchestral
                          Association, and the Minnesota Women's Economic Roundtable.

                    CLASS I -- NOMINEES FOR TERMS EXPIRING IN 2002
                          C. CONEY BURGESS, age 62, is Chairman of the Board of
        [PHOTO]           Herring Bancorp, a national bank holding company based in
                          Vernon, Texas. He is also Chairman of the Board of Herring
   DIRECTOR SINCE 2000    Bancshares, Inc., a holding company in Oklahoma. He has
                          served as Chairman of Herring Bancorp and Herring Bancshares since 1992. Mr. Burgess is Chairman/President of
                          Burgess-Herring Ranch Company, a position he has held since
                          1974, and Chain-C, Inc., an agricultural firm with
                          operations in the Texas Panhandle. He is President of
                          Monarch Trust Company in Amarillo, Texas, and a director of the Herring National Bank. He served on the NCE Board from
                          1997 until the completion of the Merger and on the SPS Board from 1994 to 1997.
                          Mr. Burgess is currently President of Texas and Southwestern
                          Cattle Raisers Association in Fort Worth, Texas, and is a
                          director of the American Quarter Horse Association,
                          Cattlemans Beef Board, National Cattlemans Beef Association
                          and Panhandle Livestock Association. He is on the board of overseers and the board of endowment of the Ranching
                          Heritage Association at Texas Tech University in Lubbock,
                          Texas.
                          Mr. Burgess is Chairman of the Board of Cal Farley's Boys
                          Ranch and Affiliates; a board member of the Boys Ranch
                          Foundation; past President and director of the Amarillo
                          Symphony; past President and director of the Amarillo
                          Downtown Rotary; a trustee of Marine Military Academy;
                          chairman of the Amarillo Chamber of Commerce Ag Council; a board member of the Amarillo Chamber of Commerce; and an
                          advisory board member for Texas Tech University, College of
                          Agricultural Sciences, Lubbock, Texas.
                          Mr. Burgess received his B.S. and B.A. from Mississippi
                          State University and attended law school at the University of Mississippi.

                          A. BARRY HIRSCHFELD, age 57, is President of A. B.
        [PHOTO]           Hirschfeld Press, Inc., a commercial printing company. He
                          has held this position since 1984. He is the third
   DIRECTOR SINCE 2000    generation to head this family-owned business, which was
                          founded in 1907. He received his M.B.A. from the University of Denver and a B.S. in business administration from
                          California State Polytechnic University.
                          Mr. Hirschfeld served on the NCE Board from 1997 until the completion of the Merger and on the Public Service Company of Colorado ("PSCo") Board from 1988 to 1997. He serves on the Boards of Directors of the Boettcher Foundation;
                          Mountain States Employers Council, where he is immediate
                          past chairman; the Boy Scouts of America; the Rocky Mountain
                          Multiple Sclerosis Center; the National Conference of
                          Christians and Jews; the Cherry Creek Arts Festival; Up with
                          People; and the National Jewish Center, where he serves as
                          Vice President of the board. He also serves on the Advisory
                          Board of the Harvard University Divinity School Center for
                          Values in Public Life.
                          Mr. Hirschfeld is Vice President of the Mile Hi Stadium
                          Club, a member of the One Hundred Club of Denver; Colorado
                          Concern, where he serves on the executive committee; Denver
                          Mayor Wellington Webb's Advisory Committee; and the Allied
                          Jewish Federation of Colorado Endowment Committee. He is
                          past board Chairman and lifetime board member of the Denver
                          Metro Convention and Visitors Bureau and past Chairman of
                          the Denver Art Museum.

                   CLASS III -- NOMINEES FOR TERMS EXPIRING IN 2001
                          ALBERT F. MORENO, age 56, is Senior Vice President and
        [PHOTO]           General Counsel of Levi Strauss & Co. (LS&CO.), a brand name apparel manufacturer. Mr. Moreno is directly responsible for
   DIRECTOR SINCE 2000    LS&CO.'s legal and brand protection affairs and oversees the company's global security department. He has held this
                          position since 1996. Mr. Moreno joined LS&CO. in 1978 as
                          Assistant General Counsel.
                          In addition to his work with LS&CO., Mr. Moreno is a member of the Rosenberg Foundation and the Hispanic Council on
                          International Relations. He serves on the board of trustees for the Tomas Rivera Policy Institute, the Mexican Museum,
                          the National Association of Latino Elected and Appointed
                          Officials (NALEO) Education Fund, and the American Corporate
                          Counsel Association (ACCA). He served on the NCE Board from
                          1999 until the completion of the Merger.
                          Mr. Moreno received his bachelor's degree in economics from
                          San Diego State University in 1966 and his masters degree in
                          Latin American Economic Studies from the Universidad de
                          Madrid in 1967. In 1970, he received his law degree from the
                          University of California at Berkeley School of Law.

                          RODNEY E. SLIFER, age 65, is a Partner in Slifer, Smith &
        [PHOTO]           Frampton, a diversified real estate company. He has held
                          this position since 1989.
   DIRECTOR SINCE 2000    Mr. Slifer served on the NCE Board from 1997 until the
                          completion of the Merger and on the PSCo Board since 1988.
                          In addition, he currently is a director of Alpine Banks of
                          Colorado, a position he has held since 1983. He is Vice
                          President and a board member of the Vail Valley Foundation;
                          a director and President-elect of the University of Colorado
                          Real Estate Council; and a director of Colorado Open Lands.
                          Mr. Slifer also is a member of the Board of Governors of the
                          University of Colorado Real Estate Center and a member of
                          the University of Colorado Foundation Board of Directors.

                          W. THOMAS STEPHENS, age 57, recently retired as President
        [PHOTO]           and CEO of MacMillan Bloedel Ltd., a wood products and
                          building materials company with headquarters in Vancouver,
   DIRECTOR SINCE 2000    British Columbia. He served as Chairman, President and CEO of Johns Manville, an international manufacturing and
                          natural resources company located in Denver, Colorado, until
                          August 1996.
                          Mr. Stephens served on the NCE Board from 1997 until the
                          completion of the Merger and on the PSCo Board since 1989.
                          He is on the Boards of Directors of TransCanada Pipeline,
                          Fletcher Challenge Canada, Qwest Communications, Mail-Well
                          Inc., and The Putnam Funds. He received his B.S. and M.S.
                          degrees in industrial engineering from the University of
                          Arkansas.

                   CLASS I -- DIRECTORS WHOSE TERMS EXPIRE IN 2002
                          JAMES J. HOWARD, age 65, is Chairman of Xcel Energy Inc. and
        [PHOTO]           has served in that capacity since the completion of the
                          Merger. From December 1, 1994 until the completion of the
   DIRECTOR SINCE 1987    Merger, he served as Chairman, President and Chief Executive
                          Officer of NSP. He earned a bachelor's degree from the
                          University of Pittsburgh, and in 1969 was awarded a Sloan
                          Fellowship to Massachusetts Institute of Technology where he received his master of science degree in 1970. Before
                          joining NSP as president and CEO in 1987, Mr. Howard was
                          President and Chief Operating Officer of Ameritech, the
                          Chicago-based parent of the Bell companies serving Illinois,
                          Indiana, Michigan, Ohio and Wisconsin. Prior to that, he
                          served as Chairman and CEO of Wisconsin Bell.
                          Mr. Howard is also Chairman of the Federal Reserve Bank of
                          Minneapolis, a director of Ecolab Inc., Honeywell
                          International Inc., ReliaStar Financial Corp. and Walgreen
                          Co. He is also on the Board of Visitors for the University of Pittsburgh, Joseph M. Katz Graduate School of Business in
                          Pittsburgh, Pennsylvania.
                          In addition, Mr. Howard serves as director of the Minnesota
                          Business Partnership, the MEDA Advisory Board, Danny
                          Thompson Memorial Leukemia Foundation, Capital City
                          Partnership, the Minnesota Center for Corporate
                          Responsibility, and is a senior member of The Conference
                          Board, Inc. He also is on the board of advisors for Com-Net
                          Ericsson; a member of the International Energy Agency Coal
                          Industry Advisory Board in Paris, France; a director of the
                          Nuclear Energy Institute, the Edison Electric Institute and
                          the Vice President of the Association of Edison Illuminating
                          Companies, Inc.

                          ALLAN L. SCHUMAN, age 66, is Chairman of the Board,
        [PHOTO]           President and Chief Executive Officer and a director of
                          Ecolab Inc. in St. Paul, Minnesota. Ecolab develops and
   DIRECTOR SINCE 1999    manufactures cleaning, sanitizing, and maintenance products for the hospitality, institutional, and industrial markets.
                          Mr. Schuman joined Ecolab in 1957, and became Vice
                          President, Institutional, Marketing and National Accounts in
                          1972. In 1985 he was named Executive Vice President and in
                          1988, President, Ecolab Services Group. He was promoted to
                          President and Chief Operating Officer of the Company in
                          August 1992, and named President and Chief Executive Officer in March 1995.
                          Mr. Schuman serves as a director of the Soap and Detergent
                          Association, American Marketing Association Services
                          Council, Hazelden Foundation, the Ordway Music Theatre and
                          the Guthrie Theatre, and chairs the Capital City
                          Partnership. He is also a Trustee of the Culinary Institute of America and of the National Education Foundation of the
                          National Restaurant Association, and a member of the Board of Overseers of Carlson School of Management at the
                          University of Minnesota.

                  CLASS III -- DIRECTORS WHOSE TERMS EXPIRE IN 2001
                          DAVID A. CHRISTENSEN, age 65, is a member of the Board of
        [PHOTO]           Directors of Raven Industries, Inc. of Sioux Falls, South
                          Dakota, a diversified manufacturer that supplies plastics,
   DIRECTOR SINCE 1976    electronics and special apparel products to various markets.
                          He has been associated with Raven Industries since 1962,
                          most recently as President and Chief Executive Officer until his retirement on August 1, 2000. Before joining Raven
                          Industries, he worked at John Morrell & Co. and served in
                          the U.S. Army Corps of Engineers.
                          He received his bachelors degree in industrial engineering from South Dakota State University, which later honored him with its distinguished engineer, distinguished service, and distinguished alumni awards. In 1998, Mr. Christensen was
                          inducted into the South Dakota Hall of Fame. In 1993, he was honored as South Dakotan of the Year by the University of
                          South Dakota and as South Dakota Sales and Marketing
                          Executive of the Year by Sales and Marketing Executives,
                          Inc. of Sioux Falls, South Dakota.
                          Mr. Christensen also serves as a director of Wells Fargo &
                          Co, San Francisco, California; Beta Raven, Inc., St. Louis,
                          Missouri; and Medcomp Software, Inc., Colorado Springs,
                          Colorado.
                          A strong advocate for his community and state, he has served in many volunteer activities. He is a past director of the
                          South Dakota Symphony and Sioux Falls Downtown Development
                          Corp., as well as a past chairman of the Sioux Empire United
                          Way.

                          DR. MARGARET R. PRESKA, age 62, is the President Emerita,
        [PHOTO]           Minnesota State University, Mankato and Distinguished
                          Service Professor, Minnesota State Universities. Dr. Preska
   DIRECTOR SINCE 1980    served as founding campus CEO at Zayed University, Abu
                          Dhabi, United Arab Emirates from 1998 to 2000. She was
                          President of Minnesota State University, Mankato, from 1979 until 1992. She had served as its Vice President for
                          Academic Affairs and Equal Opportunity Officer from 1975
                          until 1979. She previously was academic dean, instructor,
                          assistant and associate professor of history and government at LaVerne College in LaVerne, California.
                          Dr. Preska earned a bachelor of science degree at SUNY
                          Brockport, where she graduated SUMMA CUM LAUDE. She earned a masters at The Pennsylvania State University, a Ph.D. at
                          Claremont Graduate University, and further studied at
                          Manchester College of Oxford University.
                          She is a member of Women Directors and Officers in Public
                          Utilities. She served as national President of Camp Fire
                          Boys and Girls, Inc. from 1985 until 1987. She is a charter member of the Board of Directors of Executive Sports, Inc., a division of Golden Bear International. She is affiliated with several organizations, including the Retired Presidents
                          Association of the American Association of State Colleges
                          and Universities, the St. Paul/Minneapolis Committee on
                          Foreign Relations, Rotary, Minnesota Women's Economic
                          Roundtable, the American Historical Association and
                          Horizon 100.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

DIRECTOR MEETINGS

    There were 12 meetings of the Board of Directors of NSP, the predecessor of Xcel Energy, in 1999. Each director attended all of the meetings of the Board and Committees on which such director served during 1999. The Corporate Management, Audit, Power Supply and Finance Committees of NSP met four, three, three, and three times during 1999.

COMMITTEES OF THE XCEL ENERGY BOARD

    There are four committees of the Xcel Energy Board of Directors whose duties and responsibilities are described below.

        NAME OF COMMITTEE
           AND MEMBERS                                     FUNCTIONS OF THE COMMITTEE
----------------------------------         ----------------------------------------------------------
COMPENSATION AND NOMINATING                - Determines Board organization, selects director nominees
  W. Thomas Stephens(1)                    and sets director compensation
  C. Coney Burgess                         - determines senior management organization and
  David A. Christensen                     compensation
  A. Barry Hirschfeld Douglas W.           - reviews corporate structure and policies with respect to
  Leatherdale                                - human resource policies
  A. Patricia Sampson                        - corporate ethics
                                             - long range planning and strategy

AUDIT                                      - Reviews auditing activities by internal and external
  Roger R. Hemminghaus(1)                  auditors
  Giannantonio Ferrari                     - reviews financial reporting, internal controls and
  Albert F. Moreno                         accounting policies and practices
  Margaret R. Preska                       - reviews matters affecting protection and recovery of
  Allan L. Schuman                         assets of the Company
  Rodney E. Slifer

OPERATIONS AND NUCLEAR                     - Oversees all generation requirements (nuclear, hydro,
  David A. Christensen(1)                  coal, alternative)
  Giannantonio Ferrari                     - oversees bulk power supply planning
  Roger R. Hemminghaus                     - oversees major power supply facility construction and
  Albert F. Moreno                         budgets
  A. Patricia Sampson                      - monitors nuclear plant safety, reliability and operation
  Rodney E. Slifer

FINANCE                                    - Oversees corporate capital structure and budgets
  Douglas W. Leatherdale(1)                - oversees financial plans and dividend policies
  C. Coney Burgess                         - recommends dividends
  A. Barry Hirschfeld                      - oversees insurance coverage and banking relationships
  Margaret R. Preska                       - oversees investor relations
  Allan L. Schuman                         - oversees mergers and acquisitions
  W. Thomas Stephens                       - oversees dedicated funds, including ERISA plans and
                                           nuclear decommissioning fund

------------------------

(1) Chairperson

DIRECTOR COMPENSATION

    Xcel Energy, like its predecessor NSP, awards its employees no separate compensation for service as a director. During 1999, NSP directors not employed by NSP received a $25,000 annual retainer (or a pro rata portion if service was less than 12 months) and $1,200 for each Board and committee meeting attended. These directors also received a grant of stock equivalent units under the Stock Equivalent Plan for Non-Employee Directors, which was established in 1996 and is described below. Additionally, a $2,800 annual retainer was paid to each elected committee chairperson.

    In 1996, we established a Stock Equivalent Plan for Non-Employee Directors (the "Stock Equivalent Plan") to more closely align directors' interests with those of our shareholders. Under the Stock Equivalent Plan, directors may receive an annual award of stock equivalent units with each unit having a value equal to one share of common stock of the Company. Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of the Company's common stock upon a director's termination of service. The stock equivalent units fluctuate in value as the value of common stock of the Company fluctuates. Additional stock equivalent units are accumulated upon the payment of and at the same value as dividends declared on common stock of the Company. On April 29, 1999, non-employee directors of NSP each received an award of 872.344 stock equivalent units totaling approximately $20,800 in cash value. Additional stock equivalent units were accumulated during 1999 as dividends were paid on common stock of the Company. The number of stock equivalents for each non-employee director is listed in the share ownership chart which is set forth below.

    Directors also may participate in a deferred compensation plan which provides for deferral of director retainers and meeting fees until after retirement from the Board of Directors. A director may defer director retainer and meeting fees into the Stock Equivalent Plan.

      SHARE OWNERSHIP OF DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS

    The following table lists the beneficial ownership of Xcel Energy common stock owned as of August 18, 2000, by (i) Xcel Energy's directors and nominees,
(ii) the executive officers named in the Summary Compensation Table that follows and (iii) all the directors and executive officers of Xcel Energy as a group. None of these individuals owns any shares of Xcel Energy Preferred Stock.

                                                                    ACQUIRABLE
                                                       STOCK          WITHIN      RESTRICTED
     NAME OF BENEFICIAL OWNER       COMMON STOCK   EQUIVALENTS(1)   60 DAYS(2)      STOCK          TOTAL
----------------------------------  ------------   --------------   -----------   ----------   -------------
  Wayne H. Brunetti...............     52,197               --         539,917          --           592,114
  C. Coney Burgess................      4,332            3,058              --          --             7,390
  David A. Christensen............      1,000           16,591              --          --            17,591
  Giannantonio Ferrari............         --            8,624              --          --             8,624
  Roger R. Hemminghaus............      2,957            8,467              --          --            11,424
  A. Barry Hirschfeld.............     10,508               --              --          --            10,508
  James J. Howard.................    112,765               --         586,936      27,018           726,719
  Douglas W. Leatherdale..........        600           15,957              --          --            16,557
  Albert F. Moreno................      2,325            4,479              --          --             6,804
  Margaret R. Preska..............      1,200           13,158              --          --            14,358
  A. Patricia Sampson.............      1,001           13,158              --          --            14,159
  Allan L. Schuman................        200            4,090              --          --             4,290
  Rodney E. Slifer................     15,033            7,658              --          --            22,691
  W. Thomas Stephens..............      9,166            7,229              --          --            16,395
  Paul E. Anders..................      3,486               --          78,740       6,440            88,666
  Edward J. McIntyre..............     35,561               --         188,479       8,000           232,040
  Loren L. Taylor.................     26,713               --         124,077       6,131           156,921
  Gary R. Johnson.................     12,462               --         123,948       5,579           141,989
Directors and executive officers as
    a group.......................     390,331          102,469       2,495,484      64,978         3,053,262

(1) Represents stock units awarded under the NSP Stock Equivalent Plan for Non-employee Directors as of August 18, 2000.

(2) Represents exercisable options and performance units under the former Long-Term Incentive Program (LTIP) of NSP as of August 18, 2000. Options to purchase common stock of the Company which are exercisable within the next 60 days are 584,412 option shares for Mr. Howard, 78,740 option shares for Mr. Anders, 187,585 option shares for Mr. McIntyre, 123,871 option shares for Mr. Taylor and 123,673 option shares for Mr. Johnson. The number of shares that would have been payable upon the exercise of performance units on August 18, 2000 are: 2,524 for Mr. Howard, 0 for Mr. Anders, 894 for Mr. McIntyre, 206 for Mr. Taylor and 274 for Mr. Johnson.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth cash and non-cash compensation for each of the last three fiscal years ended December 31, 1999, for services in all capacities to NSP and its subsidiaries, to the Chief Executive Officer and the next four highest compensated executive officers of NSP.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION                         LONG-TERM COMPENSATION
                             -------------------------------------------------   ------------------------------------
                                                                                          AWARDS             PAYOUTS
                                                                                 -------------------------   --------
            (A)                (B)         (C)          (D)           (E)           (F)           (G)          (H)          (I)
                                                                                               NUMBER OF
                                                                     OTHER       RESTRICTED    SECURITIES
                                                                     ANNUAL        STOCK       UNDERLYING      LTIP      ALL OTHER
                                                                  COMPENSATION     AWARDS       OPTIONS      PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR     SALARY($)   BONUS($)(1)      ($)(2)        ($)(3)     AND SARS (#)    ($)(4)       ($)(5)
---------------------------  --------   ---------   -----------   ------------   ----------   ------------   --------   ------------
JAMES J. HOWARD                1999      730,000      233,346        29,072        335,800      147,040         0          22,178
Chairman, President &          1998      700,000      286,300         9,578        441,000       32,558         0          19,545
Chief Executive Officer        1997      672,000      197,000        11,705        477,120       35,416         0          23,429

PAUL E ANDERS, JR.(6)          1999      296,000      231,100         1,706         79,920       28,124         0           8,024
Vice President and             1998      285,000      263,500         5,461        105,450       11,134         0           4,211
Chief Information              1997      183,334      236,000        12,651              0            0         0           5,671
Officer

EDWARD J. MCINTYRE             1999      375,000       92,200         1,646        101,250       42,755         0           9,000
Vice President & Chief         1998      340,000       96,300         2,444        125,800       13,284         0          15,283
Financial Officer              1997      260,000       58,000           961        109,200       11,510         0          11,412

LOREN L. TAYLOR                1999      298,000       68,500         1,239         80,460       28,314         0           9,631
President, NSP Electric        1998      240,000      103,600         1,401         88,800        9,376         0           9,434
                               1997      232,000       65,000         1,134         97,440       10,270         0          15,537

GARY R. JOHNSON                1999      260,000       71,300         1,750         70,200       24,703         0          10,201
Vice President &               1998      240,000       95,600           984         88,800        9,376         0          19,191
General Counsel                1997      229,000       48,000         1,362         96,180       10,138         0          18,683

--------------------------

(1) This column consists of awards made to each named executive under the Company's current Executive Annual Incentive Program and, with respect to Mr. Anders, also includes an additional payment of $150,000 in each of 1997, 1998 and 1999 to replace compensation opportunities that Mr. Anders forfeited when he left his previous employer.

(2) This column consists of reimbursements for taxes on certain personal benefits received by the named executives.

(3) Amounts shown in this column reflect the market value of the shares of restricted stock awarded under the LTIP, and are based on the closing price of the Company's common stock on the date that the awards were made. Restricted shares earned for 1999 under the Company's LTIP were granted on January 26, 2000 based on the performance period ending September 30, 1999. As of December 31, 1999, the named executives held the following as a result of grants under the LTIP: Mr. Howard held 26,771 restricted shares at a market value of $522,034.50; Mr. Anders held 4,061 restricted shares at a market value of $79,189.50; Mr. McIntyre held 7,085 restricted shares at a market value of $138,157.50; Mr. Taylor held 5,418 restricted shares at a market value of $105,651.00 and Mr. Johnson held 5,392 restricted shares at a market value of $105,144.00. The restricted stock awards vest one year after the date of grant with respect to fifty (50%) of the shares and two years after such date with respect to the remaining shares, conditioned upon the continued employment of the recipient with the Company. Regular dividends are paid on the restricted shares.

   The total number of restricted shares awarded for the years 1997, 1998 and 1999 are as follows: 51,388 shares for Mr. Howard, 8,025 shares for Mr. Anders, 13,940 shares for Mr. McIntyre, 11,064 shares for Mr. Taylor and 8,696 shares for Mr. Johnson.

(4) The Company had no LTIP payouts in 1999.

(5) This column consists of the following: $1,114.17 was contributed by the Company for the Employee Stock Ownership Plan (ESOP) for each named executive officer (the Company contribution on behalf of all ESOP participants, including the named executive officers was equal to .69% of their covered compensation); the value to each named executive of the remainder of insurance premiums paid under the Officer Survivor Benefit Plan by the Company: $19,059 for Mr. Howard, $5,710 for Mr. Anders, $3,828 for Mr. McIntyre, $6,486 for Mr. Taylor and $5,232 for Mr. Johnson; imputed income as a result of life insurance paid by the Company on behalf of each named executive: $805 for Mr. Howard, $0 for Mr. Anders, $775.25 for
    Mr. McIntyre, $830.40 for Mr. Taylor and $739.20 for Mr. Johnson; Company matching 401(k) plan contribution of $1,200 to each named executive; and earnings accrued under the Company Deferred Compensation Plan to the extent such earnings exceeded the market rate of interest (as prescribed pursuant to the SEC rules), which was $0 for Mr. Howard, $0 for Mr. Anders, $2,082.40 for Mr. McIntyre, $0 for Mr. Taylor and $1,915.88 for Mr. Johnson.

(6) Mr. Anders joined the Company in May 1997.

                  OPTIONS AND STOCK APPRECIATION RIGHTS (SARS)

    The following table indicates for each of the named executives (i) the extent to which the Company used stock options and SARs for executive compensation purposes in 1999 and (ii) the potential value of such options and SARs as determined pursuant to the SEC rules.

                        OPTIONS AND SARS GRANTED IN 1999

--------------------------------------------------------------------------------

                                                                                     POTENTIAL REALIZABLE VALUE
                                                                                      AT ASSUMED ANNUAL RATES
                                                                                    OF STOCK PRICE APPRECIATION
                               INDIVIDUAL GRANTS                                          FOR OPTION TERM
-------------------------------------------------------------------------------   --------------------------------
         (A)                  (B)               (C)         (D)         (E)            (F)               (G)
                                            % OF TOTAL
                                            OPTIONS AND
                            OPTIONS/           SARS       EXERCISE
                              SARS          GRANTED TO    OR BASE
                           GRANTED(1)        EMPLOYEES     PRICE     EXPIRATION
NAME                          (#)             IN 1999      ($/SH)       DATE         5%($)(2)         10%($)(2)
---------------------  ------------------   -----------   --------   ----------   --------------   ---------------
J. Howard                147,040 options       14.76%     $26.3125     1/27/09    $    2,433,187   $     6,166,174
P. Anders Jr.             28,124 options        2.82%     $26.3125     1/27/09    $      465,390   $     1,179,390
E. McIntyre                42,755 options       4.29%     $26.3125     1/27/09    $      707,501   $     1,792,946
L. Taylor                  28,314 options       2.84%     $26.3125     1/27/09    $      468,534   $     1,187,357
G. Johnson                 24,703 options       2.48%     $26.3125     1/27/09    $      408,780   $     1,035,929
All Shareholders(3)           N/A                N/A           N/A         N/A    $6,559,361,006   $10,444,686,152

--------------------------

(1) Options were granted on January 27, 1999 and vest in equal annual installments over three years. No SARs were awarded for 1999.

(2) The hypothetical potential appreciation shown in columns (f) and (g) for the named executives is required by the SEC rules. The amounts in these columns do not represent either the historical or anticipated future performance of the Company's common stock level of appreciation.

(3) Potential realizable values during the ten year period commencing January 27, 1999, are based on the market price ($26.3125) and the outstanding shares (153,040,619) of common stock of the Company on that date.

    The following table indicates for each of the named executives the number and value of exercisable and unexercisable options and SARs as of December 31, 1999.

                  AGGREGATED OPTION AND SAR EXERCISES IN 1999
                          AND FY-END OPTION/SAR VALUE

--------------------------------------------------------------------------------

          (A)                 (B)         (C)                  (D)                               (E)
                                                      NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED IN-THE-MONEY
                            SHARES                 OPTIONS AND SARS AT 12/31/99          OPTIONS AND SARS AT
                          ACQUIRED ON   REALIZED     (#) -- EXERCISABLE (EX)/     12/31/99 ($) -- EXERCISABLE (EX)/
NAME                      EXERCISE(#)   VALUE($)       UNEXERCISABLE (UNEX)             UNEXERCISABLE (UNEX)*
----                      -----------   --------   ----------------------------   ---------------------------------
J. Howard                     N/A         N/A            240,099  (ex)                    136,184 (ex)
                                                         147,040  (unex)                      -- (unex)

P. Anders Jr.                 N/A         N/A             11,134  (ex)                        -- (ex)
                                                          28,124  (unex)                      -- (unex)

E. McIntyre                   N/A         N/A             83,660  (ex)                     48,279 (ex)
                                                          42,755  (unex)                      -- (unex)

L. Taylor                     N/A         N/A             54,951  (ex)                      3,347 (ex)
                                                          28,314  (unex)                      -- (unex)

G. Johnson                    N/A         N/A             61,010  (ex)                      4,463 (ex)
                                                          24,703  (unex)                      -- (unex)

--------------------------

* Share price on December 31, 1999 was $19.5000. Unexercisable options were granted on January 27, 1999 at a price of $26.3125. No SARs were granted in 1999.

                         NORTHERN STATES POWER COMPANY
                     CORPORATE MANAGEMENT COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

NSP CORPORATE MANAGEMENT COMMITTEE

    The NSP Corporate Management Committee was composed entirely of outside directors of the Company and made recommendations to the Board concerning total compensation for executive officers of the Company. The Committee was the sole administrator of the executive annual and long-term incentive programs with full authority to establish and interpret the terms of the programs and to make payment of the awards. Following the Merger, the functions formerly served by the Corporate Management Committee are the responsibility of the Xcel Energy Compensation and Nominating Committee. The discusssion below relates solely to the compensation of the NSP executive officers during 1999.

COMPENSATION STRATEGY

    Our executive compensation goals for 1999 were: (i) to provide a competitive compensation package enabling us to attract and retain key executives and
(ii) to align the executives' interests with those of our stockholders and with our performance. The 1999 compensation of NSP's executives was composed primarily of base salary, annual incentive awards and long-term incentive awards.

    To achieve the compensation goal of providing a competitive compensation package, the Committee sought to set base salary and the target amounts of the annual and long-term awards at the median of a combined group of major utilities and industrial companies (the "Peer Group"). For 1999, the Peer Group consisted of twelve industrial companies, with regional representation and average revenues of $2.8 billion, and twelve utilities, of which eleven operate nuclear facilities, with average revenues of $5.6 billion. The utilities included in this group are also part of the Edison Electric Institute Index of Investor-Owned Electrics ("EEI Electrics") index used in the Total Shareholder Return Comparison in this proxy statement, but all of the companies in such index are not included in the Peer Group for purposes of compensation review. The twenty-four companies in the Peer Group were selected primarily because they are viewed as representative of the types of companies with which we compete in attracting and retaining executive officers.

    The annual and long-term incentive portions of an executive's compensation are intended to achieve NSP's goal of aligning an executive's interests with our shareholders and with our performance. These portions of an executive's compensation are placed at risk and are linked to the accomplishment of specific results that are designed to benefit our shareholders and the Company, both in the long and short term. As a result, during years of excellent performance, executives are provided the opportunity to earn a highly-competitive level of compensation and, conversely, in years of below-average performance, their compensation may be below competitive levels. Generally, higher level executive officers have a greater level of their compensation placed at risk.

    In 1993, a federal tax law was passed which limits the deductibility of executive compensation in excess of $1,000,000 unless certain exceptions are met. Compensation increases that reflected market levels of compensation and the regular operation of the Company's incentive plans, fully described below, caused Mr. Howard's 1999 compensation to become partially non-deductible under this law. It is the Committee's intent to maintain the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives. For this reason, the Committee determined that the Company should modify its long-term and annual incentive plans beginning in 1998, so that certain compensation payable thereunder would qualify for the "performance based compensation" exception to the $1,000,000 deduction limit, thereby ensuring that, beginning in 1998 for the annual plan and beginning in 2001 for the long-term plan, such compensation will be deductible under the Code.

    Accordingly, the Board amended, effective January 1, 1998, its long-term incentive plan and adopted, effective January 1, 1998, a new annual incentive plan. The shareholders approved both plans at that year's annual meeting. In connection with the Merger, the Board approved and recommends to the shareholders that they approve at this year's Annual Meeting an Omnibus Incentive Plan and an Executive Incentive Award Plan.

BASE PAY

    The level of base pay is not directly related to the Company's financial performance. Instead, target levels for base pay are established for each executive officer based on the median base pay level for the executive's position within the Peer Group. In making base pay adjustments, the Corporate Management Committee considered the base pay target level established for each officer, the level of responsibility of each officer, the general contribution of each officer to overall corporate performance and the achievement level of specific annual goals established for each officer. While individual, business area and corporate goals are considered regarding base pay adjustments, achievement of these goals was primarily rewarded through the Company's annual and long-term incentive programs. Generally, in 1999 base pay levels for executive officers, including Mr. Howard, were increased in accordance with comparable market movement as reflected within the Peer Group during 1998. The 1999 base pay amounts for the named executives are reflected in the salary column of the Summary Compensation Table.

ANNUAL INCENTIVE

    For 1999, annual incentive awards for the executive officers were made in accordance with NSP's Executive Annual Incentive Program (the "Program"). Under the Program, annual incentive awards were established with target awards (expressed as a percentage of base pay) commensurate with annual incentive awards for comparable positions at the median level within the Peer Group. In 1999, target awards for executive officers ranged from 40% to 65% of their base pay. Individuals could realize from 0% to 240% of their target awards dependent on the performance of the Company, and the individual's group in certain predetermined areas. These areas were Company financial performance (based on EPS), customer satisfaction, service reliability, cost/product price and safety. The awards given to the CEO, the Vice President and Chief Financial Officer, and the President-NSP Nuclear Generation also were dependent on performance specifically with respect to nuclear safety. The weight accorded particular performance areas varied by executive. Generally, financial performance accounted for 50% to 60% of an executive's target incentive award. All of the other areas accounted for between 5% and 20% of the target awards. Based on NSP results, the incentive awards paid to the executives ranged from 20% to 32% of their salaries for 1999. The annual awards paid for 1999 are reflected in the bonus column of the Summary Compensation Table.

    Mr. Howard's annual incentive award payout for 1999 was $233,346, as shown in the Summary Compensation Table. The determination of this amount was based on the criteria set forth above for the other executive officers. In particular, Mr. Howard's target incentive award was 65% of his base pay and was based 60% on financial performance, 10% on safety, 5% on nuclear safety, 10% on customer satisfaction, 10% on cost/product price and 5% on reliability.

LONG-TERM INCENTIVE

    For 1999, long-term incentive awards for executive officers were determined in accordance with the NSP Long-Term Incentive Program (the "LTIP") and were generally set at target levels commensurate with the median level for comparable positions within the Peer Group. The LTIP permits the granting of non-qualified stock options and restricted common stock to key employees. One of the goals of the LTIP is to align key employees' long-term interests with those of our shareholders through the use of stock ownership and long-term financial performance goals.

    The Corporate Management Committee made one grant of stock options during 1999 to each of the named executive officers. Option grants were positioned at a level which generally equated to grant levels awarded to executives in comparable positions in the Peer Group. The number of shares subject to option was not affected by the number of shares previously awarded to such executives. These options have a 10 year term and vest over 3 years, with one-third of the options becoming exercisable at the end of each year. Stock options were granted with an exercise price of 100% of the fair market value of the stock on the date of grant to ensure that executives can only be rewarded for appreciation in the price of our stock when our shareholders are similarly benefited.

    Target awards for restricted stock (measured as a percentage of base pay) were established for each executive at levels consistent with median levels for comparable positions within the Peer Group. For 1999, actual awards ranged from 19% to 46% of the executive's base pay. Restricted stock is actually granted, however, only if the Company achieves a certain level of financial performance, as measured by the Company's return on common equity ("ROE") for the three year period ending as of September 30 prior to the year in which the restricted stock is granted, in comparison to the three year average ROE of the EEI Electrics index (the same index used for purposes of comparing shareholder return.) No restricted stock awards are made unless our three year average ROE is at least equal to the median of the EEI Electrics index, thereby prohibiting restricted stock awards when our performance does not surpass the median performance of utilities in the index. If our ROE is 0.5% or more above the index median, 100% of the target will be granted. Partial payout of restricted stock will be made for ROE levels between the median and 0.5% above the median. For the 1999 performance period, our ROE was .01% above the median, resulting in a payout of 76% of the target award. The stock awards are restricted so that 50% of the shares awarded become available one year following the grant and the remaining 50% becomes available after two years. The restricted stock awards reinforce the tie to shareholder returns, and the restrictions encourage the retention of qualified executives.

    In 1999, Mr. Howard received an option for 147,040 shares. For 1999, Mr. Howard also received 17,444 shares of restricted stock (46% of his base pay). These amounts were determined as described above for other executive officers. The terms of the options and restricted stock are the same as for other executive officers.

OTHER BENEFITS

    Other benefits provided to executives generally are not tied to the Company's financial performance. Rather, these benefits are primarily designed to attract and retain executives. Among the benefits provided by the Company in 1999 to its executives are contributions to the Employee Stock Ownership Plan
(ESOP) (at .69% of the individual's covered compensation -- the same rate applied to all other ESOP participants), Company paid life insurance in an amount equal to five times base pay for Mr. Howard and three times base pay for all other executives, and benefits provided under the NSP Deferred Compensation Plan and the NSP Excess Benefit Plan that make up for pension benefits that can not be paid under the Company's qualified defined benefit pension plan due to Internal Revenue Code limitations and the exclusion of certain elements of pay from pension-covered earnings. The level of retirement benefits provided by these plans in the aggregate is reflected in the Pension Plan Table.

    In addition, we maintain a share ownership requirement for our executives.

    Certain executive officers, including three of the named executive officers, may receive severance benefits in accordance with the NSP Senior Executive Severance Policy, which is described in more detail under the section below entitled "Severance Arrangements."

CONCLUSION

    The Committee believes that the Company's executive compensation package effectively serves the interests of the Company and its shareholders. The balance of base pay, and annual and long-term incentives provides increased motivation to executives to contribute to and participate in the Company's long-term success. The Committee is dedicated to ensuring that the Company's total compensation package continues to meet the needs of the Company and shall monitor and revise compensation policies as necessary.

     W. JOHN DRISCOLL, CHAIRMAN                   DOUGLAS W. LEATHERDALE
        DAVID A. CHRISTENSEN                        MARGARET R. PRESKA

                               PENSION PLAN TABLE

    As of January 1, 1999, pension benefits were changed. Prior to January 1, 1999, each nonbargaining employee was given an opportunity to choose between two retirement programs, the Traditional Program and the Pension Equity Program. All of the executive officers named in the Summary Compensation Table chose the Traditional Program for their pension benefits.

    Under the TRADITIONAL PROGRAM, the annual compensation used to calculate the average compensation uses base salary for the year, and, for certain individuals, including Messrs. Howard, McIntyre, Taylor and Johnson, bonus compensation paid in that same year. After an employee has reached 30 years of service, no additional years of service are used in determining the pension benefit under the Traditional Program. The basic pension benefit under the Traditional Program payable at age 65 is the same as the benefit payable under the pension plan as of December 31, 1998. The benefit amounts under the Traditional Program are computed in the form of a straight-life annuity. Both programs, the Traditional Program and the Pension Equity Program feature a cash balance side account which credits $1,400 annually, plus interest each year. The opening balance as of January 1, 1999 is $1,400 times years of service.

    The following table illustrates the approximate retirement benefits payable under the Traditional Program to employees retiring at the normal retirement age of 65 years:

                                               YEARS OF SERVICE
                -------------------------------------------------------------------------------
    AVERAGE                ESTIMATED ANNUAL BENEFITS FOR YEARS OF SERVICE INDICATED
  COMPENSATION  -------------------------------------------------------------------------------
   (4 YEARS)       5              10             15             20             25         30
  ------------  --------       --------       --------       --------       --------   --------
   $    50,000  $ 4,000        $  8,500       $ 13,500       $ 19,000       $ 24,500   $ 31,500
   $   100,000  $ 8,500        $ 17,000       $ 25,500       $ 35,000       $ 45,000   $ 56,000
   $   150,000  $12,500        $ 25,000       $ 38,000       $ 51,500       $ 65,500   $ 80,500
   $   200,000  $16,500        $ 33,000       $ 50,000       $ 67,500       $ 86,000   $105,000
   $   250,000  $20,500        $ 41,500       $ 62,500       $ 84,000       $106,500   $129,500
   $   300,000  $24,500        $ 49,500       $ 74,500       $100,500       $126,500   $154,000
   $   350,000  $28,500        $ 57,500       $ 87,000       $116,500       $147,000   $178,500
   $   400,000  $33,000        $ 66,000       $ 99,000       $133,000       $167,500   $203,000
   $   450,000  $37,000        $ 74,000       $111,500       $149,500       $188,000   $227,500
   $   500,000  $41,000        $ 82,000       $123,500       $165,500       $208,500   $252,000
   $   550,000  $45,000        $ 90,500       $136,000       $182,000       $229,000   $276,500
   $   600,000  $49,000        $ 98,500       $148,000       $198,500       $249,000   $301,000
   $   650,000  $53,000        $106,500       $160,500       $214,500       $269,500   $325,500
   $   700,000  $57,500        $115,000       $172,500       $231,000       $290,000   $350,000
   $   750,000  $61,500        $123,000       $185,000       $247,500       $310,500   $374,500
   $   800,000  $65,500        $131,000       $197,000       $263,500       $331,000   $399,000
   $   850,000  $69,500        $139,500       $209,500       $280,000       $351,500   $423,500
   $   900,000  $73,500        $147,500       $221,500       $296,500       $371,500   $448,000
   $   950,000  $77,500        $155,500       $234,000       $312,500       $392,000   $472,500
   $ 1,000,000  $82,000        $164,000       $246,000       $329,000       $412,500   $497,000
   $ 1,050,000  $86,000        $172,000       $258,500       $345,500       $433,000   $521,500
   $ 1,100,000  $90,000        $180,000       $270,500       $361,500       $453,500   $546,000
   $ 1,150,000  $94,000        $188,500       $283,000       $378,000       $474,000   $570,500
   $ 1,200,000  $98,000        $196,500       $295,000       $394,500       $494,000   $595,000

   wage base:   $72,600

------------------------

    At the end of 1999, each of the executive officers named in the Summary Compensation Table had the following credited service: Mr. Howard, 12.92 years, Mr. Anders, 2.67 years, Mr. McIntyre, 26.83 years, Mr. Taylor, 26.58 years and Mr. Johnson, 21.08 years.

    An employment agreement with Mr. Howard provides that he and his spouse, if she survives him, will receive a lump-sum payment equal to the present value of combined benefits from the Pension Plan and supplemental Company payments as though he had completed 30 years of service, less the pension benefits earned from a former employer. For purposes of the employment agreement, the present value of the lump sum payment will be calculated using a discount rate based on the interest rate for valuing immediate annuities used by the Pension Benefit Guaranty Corporation, which is now different from the GATT rate utilized for other employees.

    An employment agreement with Mr. Anders provides that he will receive payments equal to the combined benefits from the Pension Plan and supplemental Company payments as though his service with a former employer were included in determining benefits under the Company's pension plans, less the pension benefits earned from a former employer. Benefits under the employment agreement will include incentive payments in determining the final average compensation.

                      TOTAL SHAREHOLDER RETURN COMPARISON

    The graph below compares the Company's cumulative total shareholder return on common stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index, and the Edison Electric Institute Index of Investor-Owned Electrics (EEI Electrics Index) over the last five fiscal years (assuming a $100 investment in each vehicle on December 31, 1994 and the reinvestment of all dividends.)

    The EEI Electrics Index currently includes 83 companies and is a broad measure of industry performance. The EEI Combination Gas and Electric Investor-Owned Utility Index has been eliminated from this year's comparison since it is currently not published by EEI.

COMPARATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      NSP   EEI ELECTRICS  S&P 500
1994  $100           $100     $100
1995  $118           $131     $138
1996  $117           $133     $169
1997  $157           $169     $226
1998  $157           $192     $290
1999  $118           $157     $351

                                                         1994       1995       1996       1997       1998       1999
                                                       --------   --------   --------   --------   --------   --------
NSP..................................................    $100       $118       $117       $157       $157       $118
EEI Electrics........................................    $100       $131       $133       $169       $192       $157
S&P 500..............................................    $100       $138       $169       $226       $290       $351

                EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

    In connection with the Merger, James J. Howard and the Company entered into an employment agreement, pursuant to which Mr. Howard will continue to be an employee of Xcel Energy and will serve as Chairman of the Board of Directors of Xcel Energy for one year following the Merger. He will also be forbidden from competing with Xcel Energy and its affiliates for two years following the termination of his employment or for one year after the Merger, whichever is longer, and from disclosing confidential information of Xcel Energy and its affiliates.

    Under his employment agreement, Mr. Howard will receive the following compensation and benefits during the year following the Merger:

    - a base salary not less than the higher of his base salary immediately before the Merger and his current base salary of $730,000;

    - an annual bonus on the same basis as other senior executives, with a target bonus of 65% of his base salary;

    - the same employee benefits as other senior executives of Xcel Energy; and

    - the same fringe benefits as he receives under his current employment agreement.

In addition, Mr. Howard will receive a special retention bonus in recognition of:

    - his remaining employed for one year following the Merger, even though he will no longer be chief executive officer;

    - the special efforts he will be making to cause the Merger to take place and to implement a successful transition to combined operations of NSP and NCE; and

    - his agreement to the noncompetition and confidentiality covenants described above.

    If Mr. Howard remains employed for one year after the Merger, he will be paid a special retention bonus of $7.6 million one year after the Merger. If Mr. Howard dies or becomes disabled within one year after the Merger, a special retention bonus of $2.5 million will be paid on the day his employment terminates. In either case, $2.5 million is being paid specifically for the noncompetition and confidentiality covenants described above, and Mr. Howard will be obligated to return that amount if he breaches the covenants in any material way.

    If Mr. Howard's employment were to be terminated by Xcel Energy without cause or if he were to terminate his employment for good reason after the Merger, he would be entitled to receive the compensation and benefits described above as if he had remained employed under the employment agreement for the remainder of the year following the Merger. Mr. Howard's employment agreement also preserves the supplemental retirement benefit to which he was entitled under his employment agreement in effect before the Merger. Finally, Xcel Energy is obligated to make Mr. Howard whole for any excise tax on excess parachute payments that he may incur.

    In 2000, Mr. Howard's employment agreement was amended and his compensation package was restructured to align his remuneration more closely with the duties and responsibilities of his position. Under the revised agreement, Mr. Howard did not participate in NSP's annual incentive plan. Instead, he received 755,000 stock options as alternative compensation. The program was structured in this format to provide Mr. Howard with the incentive to focus his leadership talents more on the Company's long-term success and future sustained value creation than on the day-to-day operations of the organization.

    At the time of the merger agreement, NCE and NSP also entered into a new employment agreement with Mr. Brunetti, which replaced his existing employment agreement with NCE when the Merger was completed. The initial term of the new agreement is four years, with automatic one-year extensions beginning at the end of the second year and continuing each year thereafter, unless notice is given by either party that the agreement will not be extended. Under the agreement, Mr. Brunetti will serve as Chief Executive Officer and President and a member of the board of directors of Xcel Energy for one year following the Merger and thereafter, he will serve as Chief Executive Officer and Chairman of the Board of Directors of Xcel Energy. Beginning no later than the date of the first annual meeting of Xcel Energy,

Mr. Brunetti will be required to perform the majority of his duties at the headquarters of Xcel Energy in Minneapolis, Minnesota and to relocate the residence at which he spends the majority of his time to the Twin Cities area. The new agreement also provides that if Mr. Brunetti becomes entitled to receive severance benefits under the agreement, he will be forbidden from competing with Xcel Energy and its affiliates for two years following the termination of his employment, and from disclosing confidential information of Xcel Energy and its affiliates.

    Under his new employment agreement, Mr. Brunetti will receive the following compensation and benefits:

    - a base salary not less than his base salary immediately before the Merger;

    - the opportunity to earn annual and long-term incentive compensation amounts not less than he was able to earn immediately before the Merger;

    - life insurance coverage and participation in a supplemental executive retirement plan;

    - the same employee benefits as other senior executives of Xcel Energy;

    - the same fringe benefits as he receives under his current employment agreement, or, if greater, as those of the next higher executive officer of Xcel Energy; and

    - an apartment in Minneapolis and reimbursement for certain related living and travel expenses during the period before he relocates to the Twin Cities area (Mr. Brunetti elected not to exercise this benefit and, instead, has purchased a home in Minneapolis), plus reimbursement for his relocation costs.

    If Mr. Brunetti's employment were to be terminated by Xcel Energy without cause or if he were to terminate his employment for good reason, he would be entitled to receive the compensation and benefits described above as if he had remained employed for the employment period remaining under his employment agreement and then retired, at which time he would be eligible for all retiree benefits provided to retired senior executives of Xcel Energy. In determining the level of his compensation following termination of employment, the amount of incentive compensation he would receive would be based upon the target level of incentive compensation he would have received in the year in which his termination occurred, and he would receive cash equal to the value of stock options, restricted stock and other stock-based awards he would have received instead of receiving the awards. In addition, the restrictions on his restricted stock would lapse and his stock options would become vested. Finally, Xcel Energy would be obligated to make Mr. Brunetti whole for any excise tax on severance payments that he incurs.

    Mr. Brunetti also has a change-of-control employment agreement with NCE. The Merger did not cause a "change of control" under this agreement, so it did not become effective as a result of the Merger. However, in case this agreement becomes effective because of a later change of control, Mr. Brunetti has waived his right to receive any severance benefits under the change-of-control employment agreement to the extent they would duplicate severance benefits under his new employment agreement.

    NSP and NCE each adopted a 1999 senior executive severance policy in March 1999. These policies will be combined into a single Xcel Energy senior executive severance policy which will continue for five years and may be extended beyond five years. All of the executive officers of Xcel Energy other than Mr. Howard and Mr. Brunetti participate in the policy.

    Under the policy, a participant whose employment is terminated at any time before the third anniversary of the Merger will receive severance benefits unless

    - the employer terminated the participant for cause;

    - the termination was because of the participant's death, disability, or retirement;

    - the division or subsidiary in which the participant worked was sold and the buyer agreed to continue the participant's employment with specified protections for the participant; or

    - the participant terminated voluntarily without good reason. To receive the severance benefits, the participant must also sign an agreement releasing all claims against the employer and its affiliates, and agreeing not to compete with the employer and its affiliates and not to solicit their employees and customers.

    The severance benefits for executive officers under the policies include the following:

    - a cash payment equal to 2.5 times the participant's annual base salary, annual bonus and annualized long-term incentive compensation, plus pro-rated incentive compensation for the year of termination;

    - a cash payment equal to the additional amounts that would have been credited to the executive under pension and retirement savings plans, if the participant had remained employed for another 2.5 years;

    - continued welfare benefits and, for NCE participants only, a perquisite allowance, for 2.5 years;

    - financial planning benefits for two years, and outplacement services costing not more than $30,000; and

    - an additional cash payment to make the participant whole for any excise tax on excess parachute payments that he or she may incur, with certain limitations specified in the policies.

    Some of the executive officers of NCE who participate in the severance policy also have change-of-control employment agreements with NCE. The Merger was not considered a change of control under these agreements, so they did not become effective as a result of the Merger. However, if they become effective because of a later change of control, the severance benefits under the Xcel senior executive severance policy will be reduced by any severance benefits that the participant receives under such an employment agreement.

           PROPOSAL NO. 2 -- PROPOSAL TO APPROVE THE XCEL ENERGY INC.
                             OMNIBUS INCENTIVE PLAN

    The Board of Directors adopted the Xcel Energy Inc. Omnibus Incentive Plan ("Omnibus Plan") on August 21, 2000, subject to approval by the shareholders of the Company. The Omnibus Plan is intended to enhance the Company's ability to attract and retain executives and other key employees with outstanding experience and ability while aligning the interests of the Company, its shareholders, and its executives and key employees. The Omnibus Plan replaces the NSP Long Term Incentive Plan and the NCE Omnibus Plan.

    The Board believes the approval of the Omnibus Plan is in the best interests of the Company and its shareholders because it provides incentives to executives and other key employees to devote their best efforts to pursue and sustain the Company's growth and profitability, enhancing the financial success of the Company and increasing shareholder value.

    The Omnibus Plan is designed to take into account Section 162(m) of the Code, which generally denies a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company. Certain types of compensation, including performance-based compensation, are excluded from this deduction limit. In an effort to ensure that stock awards payable under the Omnibus Plan to certain executives will qualify as performance-based compensation that is generally tax-deductible, the Omnibus Plan is being submitted to shareholders of the Company for approval at the Annual Meeting. While the Company believes compensation payable pursuant to the Omnibus Plan will be deductible for federal income tax purposes, under certain circumstances such as death, disability and change in control (all as defined in the Omnibus Plan), compensation not qualified under Section 162(m) of the Code may be payable. By approving the Omnibus Plan, the shareholders will be approving, among other things, the issuance of common stock, the performance measures, eligibility requirements and stock award limits contained therein.

    The full text of the Omnibus Plan is attached to this proxy statement as Exhibit A. Because the following discussion is a summary and does not cover all aspects of the Omnibus Plan, shareholders may wish to review Exhibit A in its entirety.

    PURPOSE. The purpose of the Omnibus Plan is to promote the interests of the Company and its shareholders by (a) attracting and retaining executives and other key employees of outstanding training, experience and ability;
(b) motivating them, by means of performance-related incentives, to achieve longer-range performance goals; and (c) enabling them to participate in the long-term growth and financial success of the Company.

    ADMINISTRATION. The Omnibus Plan will be administered by the Compensation and Nominating Committee of the Board of Directors of the Company (the "Committee"), which has the sole and complete authority to determine which employees shall participate in the plan, to adopt, alter and repeal administrative rules, guidelines and practices governing the operation of the plan, and to interpret the terms and provisions of the plan.

    NUMBER OF SHARES. A maximum of 14,500,000 shares of stock may be awarded under the Omnibus Plan in any combination of options, restricted stock, restricted stock units, performance units, performance shares, bonus shares or any other right or option, as it may be determined by the Committee. Any shares cancelled or forfeited for any reason under the plan without delivery of shares of common stock will not be counted as shares awarded under the Omnibus Plan until used in a subsequent award. Similarly, any options and stock appreciation rights under the Omnibus Plan that either expire, are settled in cash or terminate unexercised will not be counted in applying the aggregate share limitation. If there is any change in the outstanding common stock by reason of a stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase common stock at substantially below fair market value or other similar corporate event, the Committee will adjust appropriately the number and kind of shares of common stock available for options and other awards under the plan or the grant, exercise or conversion price. The Committee may also make provision for a cash payment to a participant or a person who has an outstanding option or other award.

    ELIGIBILITY. All employees of the Company or any of its subsidiaries and affiliates are eligible to participate in the Omnibus Plan. The Committee has sole and complete discretion in determining which employees of the Company and its subsidiaries and affiliates will participate in the Omnibus Plan. The Committee may request recommendations for individual awards from the chief executive officer of the Company. Awards made to the executive officers shall be determined by the Committee.

    While the persons to whom awards will be made in the future years and the amounts and nature of such awards cannot be determined at this time, it is anticipated that approximately 350 officers and employees will participate in the Omnibus Plan in any year. Participants may receive successive awards under the Omnibus Plan while restrictions on prior awards are still outstanding.

    STOCK OPTIONS. The Omnibus Plan provides that the Committee can determine the participants to whom options shall be granted, the number of shares to be covered by each option, the option price therefor and the conditions and limitations applicable to the exercise of each option. The Committee can grant incentive stock options, nonqualified stock options, or both. The option exercise price set by the Committee must be at least 100% of the fair market value of the common stock on the date of the grant. The option exercise price may be paid in cash or, if permitted by the Committee, by exchanging shares of common stock owned by the participant, or any combination of the foregoing. No option granted under the Omnibus Plan may be exercisable after ten years from the date it was granted.

    STOCK APPRECIATION RIGHTS. The Omnibus Plan provides the Committee may grant stock appreciation rights, which entitle the participant to receive from the Company an amount equal to the excess of the fair market value of a share of common stock over the exercise price of the stock appreciation right. The Committee may grant stock appreciation rights in tandem with an option, in addition to an option, or freestanding and unrelated to an option. Stock appreciation rights are not exercisable earlier than six months after grant, may not be exercisable after the expiration of ten years from the date of grant and must have an exercise price of at least 100% of fair market value of the common stock on the date of grant. At the time of exercise, the Committee will determine whether the stock appreciation right will be settled in cash, shares of common stock, options or a combination of the foregoing. The Committee may also grant limited stock appreciation rights related to an option which can only be exercised during limited periods following a change in control of the Company, may entitle the holder to receive an amount based upon the highest price paid or offered for common stock in any transaction relating to the change in control or paid during the thirty-day period immediately preceding the occurrence of the change in control in any transaction reported on the primary stock exchange on which the common stock is traded.

    PERFORMANCE AWARDS. Performance awards made pursuant to the Omnibus Plan may be in the form of performance units or performance shares and entitle the recipient to receive future payments of cash or distributions of shares of common stock upon the achievement of pre-established performance goals set by the Committee over a period of time set by the Committee. For "covered employees," the performance goals will be objective performance measures described below under the caption "Special Provisions Applicable to Covered Employees."

    RESTRICTED STOCK AND RESTRICTED STOCK UNITS. The Omnibus Plan also provides for the award of restricted stock and restricted stock units. The Committee will determine the participants to whom shares of restricted stock and restricted stock units are to be granted, the number of shares of restricted stock and the number of restricted stock units to be granted to each participant, the duration of the period during which, and the conditions under which, the restricted stock and restricted stock units may be forfeited to the Company, and the other terms and conditions of such awards. Shares of restricted stock and restricted stock units may not be sold, assigned, transferred, pledged or otherwise encumbered during the restricted period, but the holders thereof may exercise full voting rights with respect to those shares and are entitled to receive all dividends and other distributions paid with respect to those shares. If such dividends or distributions are paid in shares, the shares shall be subject to the same restrictions on transferability as the restricted stock with respect to which they were distributed.

    BONUS STOCK. The Committee may award shares of bonus stock to participants under the Omnibus Plan without cash consideration. The Committee may place restrictions and limitations on such stock if it elects to do so.

    STOCK UNIT AWARDS. The Committee may also grant stock unit awards, which can be in the form of common stock or units, the value of which is based, in whole or in part, on the value of the common stock. The Committee will determine the terms, restrictions, conditions, vesting requirements and payment rules that govern the stock unit awards, and the rules need not be identical for each stock unit award.

    SPECIAL PROVISIONS APPLICABLE TO COVERED EMPLOYEES. In granting awards to "covered employees," as defined in Section 162(m)(3) of the Code, the Committee must use objective performance criteria that take into account the business or financial goals of the Company. Such performance goals are to comprise one or more of the following measures: earnings per share, market share, stock price, sales, costs, net operating income, cash flow, retained earnings, return on equity, total shareholder return, shareholder value analysis, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, service reliability, demand-side management (including conservation and load management), operating and maintenance cost management, energy production availability, and individual performance measures. With respect to covered employees, all performance goals must be objective and must satisfy the requirements for "performance-based compensation" within the meaning of Section 162(m) of the Code. At the time of establishing a performance goal, the Committee will specify the manner in which the performance goal shall be calculated. In so doing, the Committee may exclude the impact of certain specified events from the calculation of the performance goal. For example, if the performance goal were earnings per share, the Committee could, at the time this performance goal was established, specify that earnings per share are to be calculated without regard to any subsequent change in accounting standards required by the Financial Accounting Standards Board. The Committee does not have discretion to increase any such award. The maximum award that may be paid to any covered employee under the Omnibus Plan for any performance cycle is $1,000,000, and the maximum number of shares of stock subject to options or stock appreciation rights granted during a calendar year to any employee or restricted stock or bonus stock granted to any employee for any performance cycle shall be 2,000,000 shares.

    RIGHTS OF PARTICIPANTS. Subject to the provisions of the applicable award, a participant does not have any rights as a stockholder with respect to any shares of common stock to be distributed under the Omnibus Plan until he or she has become a holder thereof. No person shall have a claim or right to be granted an award, and the grant of an award shall not be construed as giving a participant the right to be retained in the employ of the Company.

    AMENDMENT. The board of directors generally may amend, suspend or terminate the Omnibus Plan or any portion thereof at any time. The Committee may amend, modify or terminate any outstanding award without the participant's consent at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, including to change the date or dates as of which an option or stock appreciation right becomes exercisable, a performance unit or performance share is deemed earned, and restricted stock becomes nonforfeitable. The Committee may also cancel and reissue an award under such different terms and conditions as it determines appropriate. However, no such amendment or modification may adversely affect the rights of a participant without the participant's consent. The Plan's terms prohibit the cancellation and reissuance of options already granted, except for equitable adjustments made in the case of a recapitalization, etc.

    CHANGE IN CONTROL. The Omnibus Plan provides that in the event of a change in control of the Company, all stock-based awards, such as stock options and restricted shares, shall vest one hundred percent immediately and all cash based awards shall be paid out immediately in cash, as if the performance goals had been obtained at target levels through the effective date of the change in control or as the Committee may otherwise determine.

    FEDERAL INCOME TAX CONSEQUENCES. The following discussion is intended only as a brief discussion of the federal income tax rules relevant to stock options, stock appreciation rights, restricted stock and performance awards. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

    1. The award of a nonqualified stock option or stock appreciation rights will not result in income for federal tax purposes when the award is made. When nonqualified stock options are exercised, the recipient will be deemed to have received ordinary income in the amount equal to the difference between the option price and the market price of the stock on the exercise date. When a stock appreciation right is exercised, the recipient will be deemed to receive ordinary income in an amount equal to any cash and/or the market price of any unrestricted shares received.

    When any stock acquired by exercise of an option or stock appreciation rights is sold, the difference between the amount which was earlier deemed to be income and the sale price of the stock will be treated as a capital gain or capital loss.

    2. When cash or shares of stock are received by a recipient as a performance award, the recipient will be deemed to have received ordinary income equal to any cash and the market value of any stock received at the time of receipt.

    3. A recipient of restricted stock normally will not recognize taxable income at the time the stock is granted, unless his rights to part of all of the restricted stock are immediately vested. Thereafter, the recipient will recognize ordinary income as the restrictions lapse. The amount of such ordinary income will be equal to the market value of the restricted stock (in excess of any amount paid by the recipient) at the time of the lapse. However, the recipient may elect pursuant to Section 83(b) of the Code to recognize ordinary income in an amount equal to the market value of the restricted stock (in excess of any amount paid by the recipient) at the time the stock is granted. Any subsequent change in the value of the restricted stock would then be treated as capital gain or loss when the stock is sold.

    4. In each of the foregoing cases, the Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the receipt of cash and stock is initially treated as ordinary income to the recipient.

    Under generally accepted accounting principles, there will be no charge to the income of the Company in connection with the grant or exercise of a stock option that is granted at market value. In the case of any stock appreciation rights, compensation expense would be recorded ratably over the vesting period, with further charges or credits to income based on increases or decreases in the market value of the stock while the option or stock appreciation right is outstanding. Compensation expense for restricted stock would be recorded ratably over the restricted period.

    NEW PLAN BENEFITS. It cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any persons or group of persons under the Omnibus Plan if such plan is approved. Such determinations are subject to the discretion of the Committee.

    VOTE REQUIRED. The affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required for approval of the Omnibus Plan. Abstentions from voting on this matter are treated as votes against, while broker non-votes are treated as shares not present and entitled to vote. Proxies solicited by the Board of Directors will be voted in favor of the proposal unless a different vote is specified.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPANY'S OMNIBUS INCENTIVE PLAN.

           PROPOSAL NO. 3 -- PROPOSAL TO APPROVE THE XCEL ENERGY INC.
                     EXECUTIVE ANNUAL INCENTIVE AWARD PLAN

    The Board of Directors adopted the Xcel Energy Inc. Executive Annual Incentive Award Plan (the "Annual Plan") on August 21, 2000. The Annual Plan will not become effective with respect to individuals who are subject to
Section 162(m) of the Code unless the shareholder approval described below is obtained.

    The purpose of the Annual Plan is to provide a significant and flexible economic opportunity to selected officers and salaried employees of the Company and its subsidiaries and other Affiliates (as defined in the Annual Plan) in an effort to reward their individual and group contributions to the Company and more closely link the financial interests of management, shareholders and customers. The Annual Plan will replace the NSP Executive Annual Incentive Award Plan and the NCE Omnibus Plan.

    The Annual Plan is designed to take into account Section 162(m) of the Code, which generally denies a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company. Certain types of compensation, including performance-based compensation, are excluded from this deduction limit. In an effort to ensure that compensation payable under the Annual Plan to certain executives will qualify as performance-based compensation that is generally tax-deductible, the Annual Plan is being submitted to shareholders of the Company for approval at the Annual Meeting. While the Company believes compensation payable pursuant to the Annual Plan will be deductible for federal income tax purposes, under certain circumstances such as death, disability and change in control (all as defined in the Annual Plan), compensation not qualified under Section 162(m) of the Code may be payable. By approving the Annual Plan, the shareholders will be approving, among other things, the performance measures, eligibility requirements and annual incentive award limits contained therein. Set forth below is a summary of certain important features of the Annual Plan, which summary is qualified in its entirety by reference to the actual plan attached as Exhibit B to this Proxy Statement:

    ADMINISTRATION. The Annual Plan will be administered by the Compensation and Nominating Committee, or such other committee of the Company's Board as the Company's Board may from time to time designate (the "Committee"), which, unless the Company's Board determines otherwise, will be composed solely of not less than two "disinterested persons" who qualify as "outside directors" for purposes of Section 162(m) of the Code. The Committee will have sole authority to make rules and regulations relating to the administration of the Annual Plan, and any interpretations and decisions of the Committee with respect to the Annual Plan will be final and binding.

    ELIGIBILITY. The Committee will, in its sole discretion, determine those officers and salaried employees of the Company and its affiliates who shall be eligible to participate in the Annual Plan for a given incentive period. These participants will be selected based upon their opportunity to have a substantial impact on the operating results of the Company or an affiliate. Participation in the Annual Plan does not guarantee continued employment by the Company or continued participation by such participant in any subsequent incentive period.

    DETERMINATION OF INCENTIVE AWARDS. The Annual Plan provides for the payment of incentive awards to participants designated by the Committee, which payments may be conditioned upon the attainment of pre-established performance goals or upon such other factors or criteria as the Committee shall determine. The incentive awards may be payable in cash or, if the Committee so elects, the participants may choose to have their awards payable in stock. A maximum of 1,500,000 shares of stock may be made available for payment under the Annual Plan. The performance goals may be different for each participant. Bonus amounts are determined by multiplying a participant's "Target Incentive Award" by a percentage that varies depending on the extent to which the performance goals or other factors or criteria are satisfied. A participant's Target Incentive Award, in turn, is determined by multiplying the participant's base salary as of the last day of the applicable incentive period by a percentage designated by the Committee, in its sole discretion, which percentage need not be the same for each participant (and which may exceed 100%). The Committee may, in its sole discretion, increase or decrease the amount of any incentive awards payable to a participant and may, in recognition of special circumstances, pay incentive awards even if not earned, provided that the Committee cannot increase the amount of any incentive awards payable to certain designated "covered employees." Incentive awards payable under the Annual Plan to "covered employees" are subject to special restrictions described in the following section.

    PROCEDURES FOR CERTAIN DESIGNATED PARTICIPANTS. The Committee will have the authority, in its sole discretion, to designate certain participants as "covered employees" for a specified incentive period upon determining that such participants are or are expected to be "covered employees" within the meaning of
Section 162(m) of the Code for a particular incentive period. Not more than 90 days after the beginning of the incentive period, and, in any event, before 25% or more of the incentive period has elapsed, the Committee shall establish the performance goals for the bonus award opportunities of these covered employees. Such performance goals are to be comprised of one or more of the following measures: earnings per share, market share, stock price, sales, costs, net operating income, cash flow, retained earnings, return on equity, total shareholder return, shareholder value analysis, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, service reliability, demand-side management (including conservation and load management), operating and maintenance cost management, energy production availability, and individual performance measures. With respect to covered employees, all performance goals must be objective and must satisfy the requirements for "performance-based compensation" within the meaning of
Section 162(m) of the Code. At the time of establishing a performance goal, the Committee will specify the manner in which the performance goal shall be calculated. In so doing, the Committee may exclude the impact of certain specified events from the calculation of the performance goal. For example, if the performance goal was earnings per share, the Committee could, at the time this performance goal was established, specify that earnings per share are to be calculated without regard to any subsequent change in accounting standards required by the Financial Accounting Standards Board. Incentive awards payable to covered employees are to be calculated in the same manner described in the "Determination of Incentive Awards" section above, except that subjective individual performance ratings cannot be used to increase the amount of incentive awards payable to covered employees. No incentive awards will be paid to covered employees if the minimum applicable pre-established performance goals are not satisfied, unless the covered employee's employment is terminated because of death, disability or change in control. Furthermore, the Committee will have the authority to decrease, but not to increase, the amount of incentive awards otherwise payable to covered employees pursuant to pre-established performance goals and payment formulas. The maximum amount payable to any covered employee of the Company for any calendar year shall be $1,000,000 or 100,000 shares.

    CHANGE IN CONTROL. Upon a change in control, each participant who is employed by the Company or an affiliate immediately before the change in control shall be entitled to receive a payment equal to his or her target incentive award for the incentive period that includes the date of the change in control, and any additional incentive award that becomes payable for that incentive period shall be reduced (but not below zero) by the amount of the payment received hereunder.

    DEFERRAL ELECTIONS. The Committee may at its option establish procedures pursuant to which participants are permitted to defer the receipt of incentive awards payable under the Annual Plan.

    TERMINATION OF EMPLOYMENT. If a participant's employment terminates during the incentive period, the balance of any incentive award that remains unpaid shall be payable to the participant or forfeited by the participant, in accordance with the terms of the award granted by the Committee; provided that "covered employees" shall not receive payments unless the applicable performance goals are satisfied or the termination of employment is due to death or disability. A participant who remains employed through the incentive period but is terminated prior to the date for payment of the award shall be entitled to receive any incentive award payable to him or her with respect to such incentive period.

    AMENDMENT AND DISCONTINUANCE. The Board shall have the right to amend, alter, discontinue or otherwise modify the Annual Plan from time to time, but no amendment shall, without the consent of the participant affected, impair any award made prior to the effective date of the modification.

    NEW PLAN BENEFITS. It cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any persons or group of persons under the Annual Plan if such plan is approved. Such determinations are subject to the discretion of the Committee.

    VOTE REQUIRED. The affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required for approval of the Annual Plan. Abstentions from voting on this matter are treated as votes against, while broker non-votes are treated as shares not present and entitled to vote. Proxies solicited by the Board of Directors will be voted in favor of the proposal unless a different vote is specified.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPANY'S EXECUTIVE ANNUAL INCENTIVE AWARD PLAN.

                            QUORUM AND VOTE REQUIRED

    The presence in person or by proxy, of the holders of a majority of the voting power of the shares of common stock and cumulative preferred stock issued, outstanding and entitled to vote at a meeting for the transaction of business is required to constitute a quorum. The election of each director shall be decided by plurality vote. As a result, any shares not voted for a director (whether by withholding authority, broker non-vote or otherwise) have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. Approval of the Omnibus Plan and the Annual Plan requires the affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the Anuual Meeting. Abstentions from voting on these matters are treated as votes against, while broker non-votes are treated as shares not present and entitled to vote.

                           2001 SHAREHOLDER PROPOSALS

    Any proposal by a shareholder intended to be included in the proxy statement for the annual shareholder meeting in 2001 must be received by the Secretary of the Company at 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota 55402-2023, not later than the close of business on November 8, 2000. Proposals received by that date will be included in the 2001 Proxy Statement if the proposals are proper for consideration at an annual meeting and are required for inclusion in the proxy statement by, and conform to, the rules of the SEC.

    For a proposal not included in the proxy statement to be properly brought before an annual meeting by a shareholder, the Company's Bylaws provide that the Secretary of the Company must receive written notice thereof between December 7, 2000 and January 22, 2001. The notice must contain (i) a description of the proposed business and the reasons for conducting such business at the annual meeting, (ii) the shareholder's name and record address, (iii) the class and number of shares beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

                                 OTHER BUSINESS

    Management does not know of any business, other than that described herein, that may be presented for action at the Annual Meeting of Shareholders. If any other matters are properly presented at the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

Minneapolis, Minnesota                               By order of the Board of Directors
August 30, 2000                                                Cathy J. Hart
                                                                 SECRETARY

                                                                       EXHIBIT A

                                XCEL ENERGY INC.
                             OMNIBUS INCENTIVE PLAN

SECTION 1. PURPOSE

    The purpose of the Xcel Energy Inc. ("Company") Omnibus Incentive Plan (the "Plan") is to promote the interests of the Company and its shareholders by
(a) attracting and retaining executive personnel and other key employees of outstanding training, experience and ability; (b) motivating executive personnel and other key employees, by means of performance-related incentives, to achieve longer-range performance goals; and (c) enabling such employees to participate in the long-term growth and financial success of the Company.

SECTION 2. DEFINITIONS

    "Act" shall mean the Securities Exchange Act of 1934, as amended.

    "Affiliate" shall mean any corporation or other entity which is not a Subsidiary, but as to which the Company possesses a direct or indirect ownership interest and has representation on the board of directors or any similar governing body.

    "Award" shall mean a grant or award under Sections 6 through 12 inclusive, of the Plan, as evidenced in a written document delivered to a Participant as provided in Section 13(b).

    "Board" or "Board of Directors" shall mean the Board of Directors of the Company.

    "Bonus Stock" means an Award granted pursuant to Section 10 of the Plan expressed as a Share of Common Stock which may or may not be subject to restriction.

    "Cashless Exercise" means the exercise of an option by the Participant through the use of a brokerage firm to make payment to the Company of the exercise price either from the proceeds of a loan to the Participant from the brokerage firm or from the proceeds of the sale of Stock issued pursuant to the exercise of the option, and upon receipt of such payment, the Company delivers the exercised shares to the brokerage firm.

    "Change in Control" is the occurrence of any of the events described in subsections (a) through (d), below:

    (a) An acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock"), or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and
       (iii) of subsection (b) of this definition; or

    (b) A change in the composition of the Board such that the individuals who, as of August 21, 2000, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to August 21, 2000 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of those individuals then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

    (c) The approval by the shareholders of the Company of a reorganization, merger, consolidation, share exchange or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction and
       (iii) individuals who were members of the board of directors of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

    (d) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

    "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

    "Committee" shall mean the Compensation and Nominating Committee of the Board of Directors or such other committee designated by the Board which consists of at least two outside directors who both qualify both as non-employee directors, as defined in Rule 16b-3, and "outside directors" under Code section 162(m).

    "Common Stock" or "Stock" shall mean the common stock of the Company.

    "Company" shall mean Xcel Energy Inc., a Minnesota corporation.

    "Covered Employee" means a Participant who is a "covered employee" as defined in Section 162(m)(3) of the Code, and the regulations promulgated thereunder, or who the Committee believes will be such a covered employee for a Performance Period, and who the Committee believes will have compensation in excess of $1,000,000 for the Performance Period, as provided in Section 162(m) of the Code.

    "Designated Beneficiary" shall mean the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant's death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant's estate.

    "Employee" shall mean any employee of the Employer.

    "Employer" shall mean the Company and any Subsidiary or Affiliate.

    "Fair Market Value" shall mean the closing price of the Stock on the last day prior to the date in question on which the Stock was traded.

    "Fiscal Year" shall mean the fiscal year of the Company.

    "Incentive Stock Option" shall mean a stock option granted under Section 6 which is intended to meet the requirements of Section 422 of the Code.

    "Key Employee" means an officer or other key employee of the Company or its Subsidiaries, who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to, the Company and its Subsidiaries.

    "Non-Stock Based Incentive Compensation" refers to incentive compensation whose value is not based in whole or in part on the value of Common Stock.

    "Nonqualified Stock Option" shall mean a stock option granted under
Section 6 which is not intended to be an Incentive Stock Option.

    "Option" shall mean an Incentive Stock Option or a Nonqualified Stock
Option.

    "Participant" shall mean an individual who is selected by the Committee to receive an Award under the Plan.

    "Payment Value" shall mean the dollar amount assigned to a Performance Unit or Performance Share under Section 8 with respect to the applicable Performance Cycle.

    "Performance Award" means a performance-based Award, which may be in the form of either Performance Shares or Performance Units.

    "Performance Cycle" or "Cycle" shall mean the period selected by the Committee during which the performance is measured for the purpose of determining the extent to which a Performance Award has been earned.

    "Performance Goals" shall mean the objectives established by the Committee for a Performance Cycle, for the purpose of determining the extent to which Performance Awards which have been contingently awarded for such Cycle are earned.

    "Performance Share" means an Award, designated as a Performance Share, granted to a Participant pursuant to Section 8 herein, the value of which is determined, in whole or in part, by the value of Company Stock in a manner deemed appropriate by the Committee and described in the Agreement.

    "Performance Unit" means an Award, designated as a Performance Unit, granted to a Participant pursuant to Section 8 herein, the value of which is determined, in whole or in part, by the attainment of pre-established goals relating to Company financial or operating performance as deemed appropriate by the Committee and described in the Agreement.

    "Restricted Period" shall mean the period selected by the Committee during which a grant of Restricted Stock or Restricted Stock Units may be forfeited to the Company.

    "Restricted Stock" shall mean shares of Common Stock contingently granted to a Participant under Section 9 of the Plan.

    "Rule 16b-3" means Rule 16b-3 under Section 16(b) of the Act, or any successor rule, as amended from time to time.

    "Section 162(m)" means Section 162(m) of the Code, or any successor section under the Code, as amended from time to time and as interpreted by final or proposed regulations promulgated thereunder from time to time.

    "Stock" or "Shares" means the Common Stock of the Company.

    "Stock Appreciation Right" means the right to receive an amount equal to the excess of the Fair Market Value of a share of Stock (as determined on the date of exercise) over the Exercise Price of a related Option or the Fair Market Value of the Stock on the date of grant of the Stock Appreciation Right.

    "Stock Exchange" shall mean the primary national securities exchange on which the Common Stock is traded as of the particular time in question.

    "Stock Unit Award" shall mean an award of Common Stock or units granted under Section 11.

    "Subsidiary" shall mean any business entity in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power.

SECTION 3. ADMINISTRATION

    The Plan shall be administered by the Committee. The Committee shall have sole and complete authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee may delegate to one or more of its members or to one or more agents such non-discretionary administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee's determinations and decisions shall be final, conclusive and binding upon all persons, including the Company, stockholders, an Employer, Employees, Participants and Designated Beneficiaries.

SECTION 4. ELIGIBILITY

    The Committee shall have sole and complete discretion in determining those Employees who shall participate in the Plan. The Committee may request recommendations for individual awards from the Chief Executive Officer of the Company.

SECTION 5. MAXIMUM AMOUNT AVAILABLE FOR AWARDS

    The maximum number of Shares of Stock in respect of which Awards may be made under the Plan shall be a total of 14,500,000 shares of Common Stock which may be made in any combination of Options, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Bonus Shares, or any other right or option, provided that no more than 25% of these shares shall be Restricted Stock. Shares of Common Stock may be made available from the authorized but unissued Shares of the Company or from Shares acquired by the Company, including Shares purchased in the open market. In the event that (i) an Option or Stock Appreciation Right is settled for cash or expires or is terminated unexercised as to any shares of Common Stock covered thereby, or (ii) any Award in respect of Shares is canceled or forfeited for any reason under the Plan without the delivery of shares of Common Stock, such Shares shall thereafter be again available for award pursuant to the Plan.

    In the event that the Committee shall determine that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Committee shall adjust appropriately any or all of (i) the number and kind of Shares which thereafter may be awarded or optioned and sold or made the subject of Stock Appreciation Rights under the Plan; (ii) the number and kind of Shares subject to then outstanding Options and other Awards; and (iii) the grant, exercise or conversion price with respect to any of the foregoing and/or, if deemed appropriate, make provision for cash payment to a Participant or a person who has an outstanding Option or other Award; provided, however, that the number of Shares subject to any Option or other Award shall always be a whole number.

SECTION 6. STOCK OPTIONS

a)  GRANT

    Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options shall be granted, the number of shares to be covered by each Option, the Option Price therefor and the conditions and limitations applicable to the exercise of the

Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Nonqualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by
Section 422 of the Code, as from time to time amended, and any implementing regulations.

b)  OPTION PRICE

    The Committee shall, in its discretion, establish the exercise price per share of Stock covered by an Option ("Option Price") at the time each Option is granted which shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant.

c)  EXERCISE

    1) Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award or thereafter; provided, however, that in no event may any Option granted hereunder be exercisable after the expiration of ten (10) years from the date of such grant. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

    2) Options shall be exercised by the delivery of written notice from the Participant to the Company in the form prescribed by the Committee setting forth the number of Shares with respect to which the Option is to be exercised accompanied by full payment for the Shares. No Shares shall be delivered pursuant to any exercise of an Option until payment of the Option Price has been received by the Company. Payment of the Option Price may be made in cash, or its equivalent, or, if and to the extent permitted by the Committee, by exchanging shares of Common Stock owned by the optionee (which are not the subject of any pledge or other security interest), or by any combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such Option Price. In addition, at the request of the Participant, and subject to applicable laws and regulations, the Company may (but shall not be required to) cooperate in a Cashless Exercise of the Option. As soon as practicable, after receipt of written notice and payment, the Company shall deliver to the Participant stock certificates in an appropriate amount based upon the number of Shares with respect to which the Option is exercised, issued in the Participant's name.

    3) The Company, in its sole discretion, may lend money to a Participant, guarantee a loan to a Participant or otherwise assist a Participant to obtain the cash necessary to exercise all or any portion of an Option granted under the Plan.

SECTION 7. STOCK APPRECIATION RIGHTS

        a) The Committee may, with sole and complete authority, grant Stock Appreciation Rights in tandem with an Option, in addition to an Option, or freestanding and unrelated to an Option. Stock Appreciation Rights granted in tandem with or in addition to an Option may be granted either at the same time as the Option or at a later time. Stock Appreciation Rights shall not be exercisable earlier than six (6) months after grant, shall not be exercisable after the expiration of ten (10) years from the date of grant and shall have an exercise price of not less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant ("Exercise Price").

        b) A Stock Appreciation Right shall entitle the Participant to receive from the Company an amount equal to the excess of the Fair Market Value of a share of Common Stock on the exercise of the Stock Appreciation Right over the exercise price thereof. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted prior to such determination as well as Stock Appreciation Rights granted thereafter. The Committee shall determine upon the exercise of a Stock Appreciation Right whether such Stock Appreciation Right shall be settled in cash, shares of Common Stock, Options, or a combination thereof.

        c) A limited Stock Appreciation Right related to an Option which can only be exercised during limited periods following a Change in Control of the Company, may entitle the Participant to receive an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the Change in Control or paid during the thirty-day (30) period immediately preceding the occurrence of the Change in Control in any transaction reported on the Stock Exchange.

SECTION 8. PERFORMANCE AWARDS

        a) Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants who shall receive Performance Awards in the form of Performance Units or Performance Shares, the number and value of such Performance Units or Performance Shares for each Performance Cycle, the Performance Goals on which each Award shall be contingent, and the duration of each Performance Cycle. There may be more than one Performance Cycle in existence at any one time, and the duration of each Performance Cycle may differ from each other. There may be different Performance Goals in existence at any one time.

        b) The Committee shall establish Performance Goals for each Cycle on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. During any Cycle, the Committee may adjust, subject to Section 12, the Performance Goals for such Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

        c) As soon as practicable after the end of a Performance Cycle, the Committee shall determine the number of Performance Units or Performance Shares which have been earned on the basis of performance in relation to the established Performance Goals.

        d) Payment Values of earned Performance Awards shall be distributed to the Participant or, if the Participant has died, to the Participant's Designated Beneficiary, as soon as practicable after the expiration of the Performance Cycle and the Committee's determination under paragraph (c), above. The Committee shall determine whether Payment Values are to be distributed in the form of cash, shares of Common Stock, or a combination thereof as determined by the Committee. Payment may be made in a lump sum or installments as prescribed by the Committee.

SECTION 9. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

        a) Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom shares of Restricted Stock and Restricted Stock Units shall be granted, the number of shares of Restricted Stock and the number of Restricted Stock Units to be granted to each Participant, the duration of the Restricted Period during which, and the conditions under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such awards. The Restricted Period may be shortened, lengthened or waived by the Committee at any time in its discretion with respect to one or more Participants or Awards outstanding.

        b) Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as herein provided, during the Restricted Period. Certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or the Participant's legal representative, except to the extent such Restricted Stock and Restricted Stock Units have been forfeited to the Company under the terms and conditions of the Award. Payment of Restricted Stock Units shall be made by the Company in cash or shares of Common Stock, as determined at the discretion of the Committee.

        c) During the Restricted Period, Participants in whose name Restricted Stock is granted under the Plan may exercise full voting rights with respect to those shares.

        d) During the Restricted Period, Participants in whose name Restricted Stock is granted under the Plan shall be entitled to receive all dividends and other distributions paid with respect to those shares. If any such dividends or distributions are paid in shares, the shares shall be subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed.

SECTION 10. BONUS STOCK

    Subject to the provisions of the Plan, the Committee, at any time and from time to time, may award shares of Bonus Stock to participants under the Plan without cash consideration. The Committee shall determine and indicate in the related Award Agreement whether such shares of Bonus Stock awarded under the Plan shall be unencumbered of any restrictions (other than those advisable to comply with law) or shall be subject to restrictions and limitations similar to those referred to in Section 9. In the event the Committee assigned any restrictions on the shares of Bonus Stock awarded under the Plan, then such shares shall be subject to at least the following restrictions:

        1) No shares of Bonus Stock may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated if such shares are subject to restrictions which have not lapsed or have not been vested.

        2) If any condition of vesting of the shares of Bonus Stock are not met, all such shares subject to such vesting shall be delivered to the Company (in a manner determined by the Committee) within sixty (60) days of the failure to meet such conditions without any payment from the Company.

SECTION 11. OTHER STOCK BASED AWARDS

        a) Subject to the provisions of the Plan, in addition to granting Options, Stock Appreciation Rights, Performance Units, Performance Shares, Restricted Stock, Restricted Stock Units and Bonus Stock, the Committee shall have authority to grant to Participants Stock Unit Awards which can be in the form of Common Stock or units, the value of which is based, in whole or in part, on the value of Common Stock. Subject to the provisions of the Plan, including
Section 11(b) below, Stock Unit Awards shall be subject to such terms, restrictions, conditions, vesting requirements and payment rules (all of which are sometimes hereinafter collectively referred to as "rules") as the Committee may determine in its sole and complete discretion at the time of grant. The rules need not be identical for each Stock Unit Award.

        b) In the sole and complete discretion of the Committee, a Stock Unit Award may be granted subject to the following rules:

        1) Any shares of Common Stock which are part of a Stock Unit Award may not be assigned, sold, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued or, if later, the date provided by the Committee at the time of grant of the Stock Unit Award.

        2) Stock Unit Awards may provide for the payment of cash consideration by the person to whom such Award is granted or provide that the Award, and any Common Stock to be issued in connection therewith, if applicable, shall be delivered without the payment of cash consideration, provided that for any Common Stock to be purchased in connection with a Stock Unit Award the purchase shall be at least fifty percent (50%) of the Fair Market Value of such Common Stock on the date such Award is granted.

        3) Stock Unit Awards may relate in whole or in part to certain performance criteria established by the Committee at the time of grant.

        4) Stock Unit Awards may provide for deferred payment schedules and/or vesting over a specified period of employment.

        5) In such circumstances as the Committee may deem advisable, the Committee may waive or otherwise remove, in whole or in part, any restriction or limitation to which a Stock Unit Award was made subject at the time of grant.

        c) In the sole and complete discretion of the Committee, an Award, whether made as a Stock Unit Award under this Section 11 or as an Award granted pursuant to Sections 6 through 10 may provide the Participant with
(i) dividends or dividend equivalents (payable on a current or deferred basis); and (ii) cash payments in lieu of or in addition to an Award.

SECTION 12. SPECIAL PROVISIONS APPLICABLE TO COVERED EMPLOYEES

    Awards subject to performance criteria paid to Covered Employees under this Plan shall be governed by the conditions of this Section 12 in addition to the requirements of Sections 8, 9, 10 and 11 above.

Should conditions set forth under this Section 12 conflict with the requirements of Sections 8, 9, 10 and 11, the conditions of this Section 12 shall prevail.

        a) The Performance Goals established by the Committee will be based on one or more of the following: earnings per share, market share, stock price, sales, costs, net operating income, cash flow, retained earnings, return on equity, total shareholder return, shareholder value analysis, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, service reliability, demand-side management (including conservation and load management), operating and maintenance cost management, energy production availability, and individual performance measures; provided, that all Performance Goals shall be objective performance goals satisfying the requirements for "performance-based compensation" within the meaning of
Section 162(m)(4) of the Code. At the time of establishing a Performance Goal, the Committee shall specify the manner in which the Performance Goal shall be calculated. In so doing, the Committee may exclude the impact of certain specified events from the calculation of the Performance Goal. For example, if the Performance Goal were earnings per share, the Committee could, at the time this Performance Goal was established, specify that earnings per share are to be calculated without regard to any subsequent change in accounting standards required by the Financial Accounting Standards Board. Such Performance Goals also may be based on the attainment of specified levels of performance of the Company and/or any Affiliates under one or more of the measures described above relative to the performance of other corporations.

        b) The Performance Goals shall not allow for any discretion by the Committee as to an increase in any Award (whether directly or indirectly by adjusting the Performance Goals), but discretion to lower an Award is permissible.

        c) The Award and payment of any Award under this Plan to a Covered Employee with respect to a relevant Performance Cycle shall be contingent upon the attainment of the Performance Goals that are applicable to such Covered Employee. The Committee shall certify in writing prior to payment of any such Award that such applicable Performance Goals relating to the Award are satisfied. Approved minutes of the Committee may be used for this purpose.

        d) The maximum Award that may be paid to any Covered Employee under the Plan pursuant to Sections 8, 9, 10 and 11 for any Performance Cycle is $1,000,000. The maximum number of shares of Stock subject to Options or Stock Appreciation Rights granted during a calendar year to any Employee or Restricted Stock or Bonus Stock granted to any Employee for any Performance Period shall be 2,000,000 Shares.

        e) All Awards to Covered Employees under this Plan shall be further subject to such other conditions, restrictions, and requirements as the Committee may determine to be necessary to carry out the purpose of this
Section 12.

SECTION 13. GENERAL PROVISIONS

a)  WITHHOLDING

    1) The Employer shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any taxes required by law to be withheld in respect of Awards under this Plan. In the case of payments of Awards in the form of Common Stock, the Employer may require the Participant to pay to the Employer the amount of any taxes required to be withheld with respect to such Common Stock. However, the Participant may pay all or any portion of the taxes required to be withheld by the Employer or paid by the Participant with respect to such Common Stock by electing to have the Employer withhold shares of Common Stock, or by delivering previously owned shares of Common Stock having a Fair Market Value equal to the amount required to be withheld or paid. The Participant must make the foregoing election on or before the date that the amount of tax to be withheld is determined ("Tax Date"). Any such election is irrevocable and subject to disapproval by the Committee.

b)  AWARDS

    Each Award hereunder shall be evidenced in writing, delivered to the Participant and shall specify the terms and conditions thereof and any rules applicable thereto, including but not limited to the effect on such Award of the death, retirement or other termination of employment of the Participant and the effect thereon, if any, of a Change in Control of the Company.

c)  NONTRANSFERABILITY

    Unless otherwise expressly set forth by the Committee in the written document evidencing an Award, no Award shall be assignable or transferable except by will or the laws of descent and distribution, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. Notwithstanding the above, in the discretion of the Committee, Awards may be transferable pursuant to a domestic relations order, as determined by the Committee or its designee.

d)  NO RIGHTS TO EMPLOYMENT

    No person shall have claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Employer. Further, the Employer expressly reserves the right at any time to dismiss a Participant, free of any liability or any claim under the Plan, except as provided herein or in any agreement entered into with respect to an Award.

e)  NO RIGHTS AS STOCKHOLDER

    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she has become the holder thereof. Notwithstanding the foregoing, in connection with each grant of Restricted Stock or Stock Unit Award hereunder, the applicable Award shall specify if and to what extent the Participant's rights as a stockholder may be restricted in respect of such Restricted Stock or Stock Unit Award.

f)  CONSTRUCTION OF THE PLAN

    The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Minnesota.

g)  EFFECTIVE DATE

    Subject to the approval of the stockholders of the Company, the Plan shall be effective on August 21, 2000.

h)  AMENDMENT OF PLAN

    The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement which is a prerequisite for exemptive relief under Section 16(b) of the Act or which is a requirement for the performance-based compensation exception under
Section 162(m) of the Code. Notwithstanding anything to the contrary contained herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform with local rules and regulations.

i)  AMENDMENT OF AWARD

    The Committee may amend, modify or terminate any outstanding Award without the Participant's consent at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, including without limitation,
(i) to change the date or dates as of which: (a) an Option or Stock Appreciation Right becomes exercisable; (b) a Performance Unit or Performance Share is deemed earned; and (c) Restricted Stock becomes nonforfeitable; or (ii) to cancel and reissue an Award under such different terms and conditions as it determines appropriate; provided, however, that no such amendment or modification shall adversely affect the rights of any Participant without the Participant's consent. However, except as provided in section 5, in no event will the exercise price of options be reduced or will options be cancelled and replaced with options having a lower exercise price, without the prior approval of the Company's shareholders.

j)  CERTAIN PARTICIPANTS

    All performance-based Awards shall be deemed to include any such additional terms, conditions, limitations and provisions as are necessary to comply with the performance-based compensation exemption of Section 162(m) of the Code, unless the Committee in its discretion determines that any such Award to an Executive Officer is not intended to qualify for the exemption for performance-based compensation under Section 162(m).

k)  CHANGE IN CONTROL

    In the event a Change in Control occurs, all stock-based awards, such as Stock Options and Restricted Shares, shall vest one hundred percent (100%) immediately upon a Change in Control and all cash-based awards shall be paid out immediately in cash, as if the Performance Goals have been obtained at target levels through the effective date of the Change in Control or as the Committee may otherwise determine.

                                                                       EXHIBIT B

                                XCEL ENERGY INC.
                     EXECUTIVE ANNUAL INCENTIVE AWARD PLAN

                                       I.
                           PURPOSE AND EFFECTIVE TIME

    This Xcel Energy Inc. ("Company") Executive Annual Incentive Award Plan (the "Plan") is designed to provide a significant and flexible economic opportunity to selected officers and employees of the Company and its Affiliates as a reflection of their individual and group contributions to the success of the Company and its Affiliates. Payments pursuant to Section IX of the Plan are intended to qualify under Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended, as excluded from the term "applicable employee remuneration" (such payments are hereinafter referred to as "Excluded Income"). The Plan shall be effective as of August 21, 2000, subject to the shareholder approvals required by Section XII of the Plan for Covered Employees.

                                      II.
                                  DEFINITIONS

    "Affiliate" means (i) a corporation at least fifty percent (50%) of the common stock or voting power of which is owned, directly or indirectly, by the Company, and (ii) any other corporation or other entity controlled by the Company and designated by the Committee from time to time as such.

    "Board" shall mean the Board of Directors of the Company.

    "Change in Control" shall mean the happening of any of the following events:

    (a) An acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock"), or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and
       (iii) of subsection (b) of this definition; or

    (b) A change in the composition of the Board such that the individuals who, as of August 21, 2000, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to August 21, 2000 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of those individuals then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

    (c) The approval by the shareholders of the Company of a reorganization, merger, consolidation, share exchange or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction and
       (iii) individuals who were members of the board of directors of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

    (d) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "Committee" shall mean the Compensation and Nominating Committee of the Board, or such other committee of the Board as the Board may from time to time determine, which, except as specifically decided otherwise by the Board, is composed solely of not less than two Disinterested Persons, each of whom shall be appointed by and serve at the pleasure of the Board.

    "Company" shall mean Xcel Energy Inc., a Minnesota corporation.

    "Covered Employees" shall mean the Participants designated by the Committee prior to the award of an Incentive Award opportunity hereunder who are or are expected to be "covered employees" within the meaning of Section 162(m)(3) of the Code for the Incentive Period as to which an Incentive Award hereunder is payable and for whom the Committee intends that amounts payable hereunder constitute Excluded Income.

    "Disinterested Person" shall mean a member of the Board who qualifies as an "outside director" for purposes of Section 162(m) of the Code.

    "Incentive Award" shall mean a cash or Stock award payable to a Participant pursuant to the terms of the Plan, including a Special Incentive Award.

    "Incentive Period" shall mean the period with respect to which a Participant is eligible to earn an Incentive Award.

    "Participant" shall have the meaning set forth in Article IV hereof.

    "Payment Date" shall mean the date following the conclusion of a particular Incentive Period on which the Committee certifies that applicable Performance Goals have been satisfied and authorizes payment of corresponding Incentive Awards.

    "Performance Goals" shall have the meaning set forth in Article X hereof.

    "Special Incentive Award" shall have the meaning set forth in Article X hereof.

    "Stock" or "Shares" means the Common Stock of the Company.

    "Target Incentive Award" shall mean the amount determined by multiplying a Participant's base salary as of the last day of the applicable Incentive Period by a percentage designated by the Committee in its sole discretion at the time the award is granted, which percentage need not be the same for each Participant.

                                      III.
                                 ADMINISTRATION

    The Plan shall be administered by the Committee. In administering the Plan, the Committee may at its option employ compensation consultants, accountants and counsel (who may be the compensation consultants, independent auditors and outside counsel of the Company or an Affiliate) and other persons to assist or render advice to the Committee, all at the expense of the Company. The Committee shall have the sole authority to make rules and regulations relating to the administration of the Plan, and any interpretations and decisions of the Committee with respect to the Plan shall be final and binding.

                                      IV.
                                  ELIGIBILITY

    The Committee shall, in its sole discretion, determine for each Incentive Period those officers and salaried employees of the Company and its Affiliates who shall be eligible to participate in the Plan (the "Participants") for such Incentive Period based upon such Participants' opportunity to have a substantial impact on the operating results of the Company or an Affiliate. Nothing contained in the Plan shall be construed as or be evidence of any contract of employment with any Participant for a term of any length nor shall participation in the Plan in any Incentive Period by any Participant require continued participation by such Participant in any subsequent Incentive Period.

                                       V.
                      MAXIMUM AMOUNT AVAILABLE FOR AWARDS

    The maximum number of Shares of Stock in respect of which Awards may be made under the Plan shall be a total of 1,500,000 shares of Common Stock. Shares of Common Stock may be made available from the authorized but unissued Shares of the Company or from Shares acquired by the Company, including Shares purchased in the open market. In the event that any Award of Shares is canceled or forfeited for any reason under the Plan without the delivery of shares of Common Stock, such Shares shall thereafter be again available for award pursuant to the Plan.

    In the event that the Committee shall determine that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Committee shall adjust appropriately any or all of (i) the number and kind of Shares which thereafter may be awarded under the Plan; (ii) the number and kind of Shares subject to Awards; and (iii) the grant, exercise or conversion price with respect to any of the foregoing and/or, if deemed appropriate, make provision for cash payment to a Participant or a person who has an outstanding Award; provided, however, that the number of Shares subject to any Award shall always be a whole number.

                                      VI.
                       DETERMINATION OF INCENTIVE AWARDS

    Subject to Article X hereof, the amount and terms of each Incentive Award to a Participant shall be determined by and in the discretion of the Committee. The Committee may condition the earning of an Incentive Award upon the attainment of specified Performance Goals, measured over a period ending no later than the end of the applicable Incentive Period. Such performance goals may relate to the Participant or the Company, or any Affiliate, division or department of the Company for or within which the

Participant is primarily employed, or upon such other factors or criteria as the Committee shall determine, and may be different for each Participant. Incentive Awards payable under the Plan will consist of a cash or Stock award from the Company, based upon a percentage (which may exceed one hundred percent (100%)) of the Target Incentive Award and, if applicable, the degree of achievement of such performance goals. Incentive Awards under this Plan for Covered Employees shall be subject to preestablished Performance Goals in accordance with
Article X hereof. Except with respect to Covered Employees, the Committee may, in its sole discretion, increase or decrease the amount of any Incentive Award payable to a Participant and, in recognition of changed or special circumstances, may award Incentive Awards to Participants even though the Incentive Awards are not earned. Incentive Awards earned or otherwise awarded will be paid as soon as administratively feasible on or after the Payment Date.

                                      VII.
                           TERMINATION OF EMPLOYMENT

    In the event that a Participant's employment with the Company and its Affiliates terminates for any reason during the Incentive Period with respect to any Incentive Awards, the balance of any Incentive Award which remains unpaid at the time of such termination shall be payable to the Participant in cash, or forfeited by the Participant, in accordance with the terms of the award granted by the Committee; PROVIDED, HOWEVER, that in the case of a Covered Employee, no amount shall be payable pursuant to the Plan unless the Performance Goals are satisfied or the termination of employment of the Covered Employee is due to death or disability. A Participant who remains employed through the Incentive Period, but is terminated prior to the Payment Date, shall be entitled to receive any Incentive Award payable to such Participant with respect to such Incentive Period.

                                     VIII.
                          AMENDMENT AND DISCONTINUANCE

    The Board shall have the right to amend, alter, discontinue or otherwise modify the Plan from time to time but no such modification shall, without the consent of the Participant affected, impair any award made prior to the effective date of the modification.

                                      IX.
                                 MISCELLANEOUS

    It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the payment obligations created under the Plan; PROVIDED, HOWEVER, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan. The Plan shall be governed by and construed in accordance with the laws of the State of Minnesota.

                                       X.
                 PROCEDURES FOR CERTAIN DESIGNATED PARTICIPANTS

    Incentive Awards under the Plan to Participants who are Covered Employees shall be subject to pre-established Performance Goals as set forth herein. Notwithstanding Article VI hereof, the Committee shall not have the discretion to modify the terms of awards to such Participants except as specifically set forth in this Article X.

    (a) TARGET BONUS. On or before the 90th day of each Incentive Period, and in any event before twenty-five percent (25%) or more of the Incentive Period has elapsed, the Committee shall establish in writing specific Performance Goals for the Incentive Period, upon the attainment of which will be conditioned the payment of Incentive Awards ("Special Incentive Awards") to such of the Participants who may be Covered Employees. A Special Incentive Award shall consist of a cash or Stock award from the Company to be based upon a percentage (which may exceed one hundred percent (100%)) of a Target Incentive Award. The extent, if any, to which a Special Incentive Award will be payable will be based upon the degree of achievement of pre-established Performance Goals over a specified Incentive Period; PROVIDED, HOWEVER, that the Committee may, in its sole discretion, reduce the amount which would otherwise be payable with respect to an Incentive Period.

    (b) INCENTIVE PERIOD. The Incentive Period will be a period of up to twelve
       (12) months, unless a shorter period is otherwise selected and established in writing by the Committee at the time the Performance Goals are established with respect to such Incentive Period.

    (c) PERFORMANCE GOALS. The Performance Goals established by the Committee at the time a Special Incentive Award is granted will be based on one or more of the following: earnings per share, market share, stock price, sales, costs, net operating income, cash flow, retained earnings, return on equity, total shareholder return, shareholder value analysis, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, service reliability, demand-side management (including conservation and load management), operating and maintenance cost management, energy production availability, and individual performance measures; provided, that all Performance Goals shall be objective performance goals satisfying the requirements for "performance-based compensation" within the meaning of Section 162(m)(4) of the Code. At the time of establishing a Performance Goal, the Committee shall specify the manner in which the Performance Goal shall be calculated. In so doing, the Committee may exclude the impact of certain specified events from the calculation of the Performance Goal. For example, if the Performance Goal were earnings per share, the Committee could, at the time this Performance Goal was established, specify that earnings per share are to be calculated without regard to any subsequent change in accounting standards required by the Financial Accounting Standards Board. Such Performance Goals also may be based on the attainment of specified levels of performance of the Company and/or any Affiliates under one or more of the measures described above relative to the performance of other corporations.

    (d) PAYMENT OF AN INCENTIVE AWARD. At the time the Special Incentive Award is granted, the Committee shall prescribe a formula to determine the percentage of the Target Incentive Award which may be payable based upon the degree of attainment of the Performance Goals during the Incentive Period. If the minimum Performance Goals established by the Committee are not met, no payment will be made to a Participant who is a Covered Employee. To the extent that the minimum Performance Goals are satisfied or surpassed, and upon written certification by the Committee that the Performance Goals have been satisfied to a particular extent and any other material terms and conditions of the Special Incentive Awards have been satisfied, payment shall be made on the Payment Date in accordance with the prescribed formula based upon a percentage of the Target Incentive Award unless the Committee determines, in its sole discretion, to reduce the payment to be made.

    (e) MAXIMUM PAYABLE. The maximum amount payable to a Covered Employee under this Plan for any calendar year of the Company pursuant to this Plan shall be $1,000,000 or 100,000 shares.

                                      XI.
                               CHANGE IN CONTROL

    Notwithstanding any other provision of this Plan, (i) upon a Change in Control, each Participant who is employed by the Company or an Affiliate immediately before the Change in Control shall be entitled to receive a payment in cash equal to his or her Target Incentive Award for the Incentive Period that includes the date of the Change in Control, and (ii) any additional Incentive Award that becomes payable to such a Participant for that Incentive Period shall be reduced (but not below zero) by the amount of the payment made to such Participant pursuant to clause (i) of this Article XI.

                                      XII.
                               DEFERRAL ELECTIONS

    The Committee may at its option establish procedures pursuant to which Participants are permitted to defer the receipt of Incentive Awards payable hereunder.

                                     XIII.
                              SHAREHOLDER APPROVAL

    This Plan shall not become effective with respect to individuals who are Covered Employees unless it shall have been approved by the affirmative vote of a majority of the total voting power of the shares of common stock and preferred stock of Xcel Energy Inc. present in person or by proxy and entitled to vote thereon.

                         2000 ANNUAL MEETING GUIDELINES

IN THE INTEREST OF AN ORDERLY AND CONSTRUCTIVE MEETING, THE FOLLOWING GUIDELINES WILL APPLY FOR XCEL'S ANNUAL MEETING OF SHAREHOLDERS ON WEDNESDAY, SEPTEMBER 27, 2000 AT 10:00 A.M. AT THE XCEL ENERGY CENTER, 199 WEST KELLOGG BOULEVARD, ST. PAUL, MINNESOTA.

1. TO GAIN ENTRANCE TO THE MEETING, YOU MUST PRESENT THIS ADMISSION TICKET OR EVIDENCE OF OWNERSHIP OF XCEL STOCK.

2. YOU WILL BE REQUIRED TO PASS THROUGH A METAL DETECTOR SIMILAR TO THOSE AT AIRPORTS. BRIEFCASES, PURSES AND PARCELS WILL BE EXAMINED. THE USE OF CAMERAS OR SOUND RECORDING EQUIPMENT IS PROHIBITED, EXCEPT THOSE EMPLOYED BY THE COMPANY TO PROVIDE A RECORD OF THE PROCEEDINGS.

3. THE BUSINESS OF THE MEETING IS SET FORTH IN THE PROXY STATEMENT AND WILL BE PUBLISHED ON AN AGENDA THAT YOU WILL RECEIVE AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE PROXY FORM IN THE ENVELOPE PROVIDED, OR YOU MAY VOTE BY TELEPHONE OR INTERNET. IF YOU WISH TO CHANGE YOUR VOTE OR HAVE NOT VOTED BY PROXY, A BALLOT WILL BE DISTRIBUTED TO YOU AT THE MEETING.

4. TIME HAS BEEN RESERVED AT THE END OF THE MEETING FOR SHAREHOLDER QUESTIONS THAT RELATE TO THE BUSINESS OF THE COMPANY. IF YOU WANT TO SPEAK, PLEASE GO TO THE NEAREST MICROPHONE, STATE YOUR NAME AND CONFIRM THAT YOU ARE A SHAREHOLDER BEFORE ASKING YOUR QUESTION. PLEASE DIRECT ALL QUESTIONS TO THE CHAIRMAN. QUESTIONS FROM THE FLOOR ARE LIMITED TO THREE MINUTES TO PROVIDE AN OPPORTUNITY FOR AS MANY SHAREHOLDERS AS POSSIBLE.

5. ALTHOUGH PERSONAL GRIEVANCES AND CLAIMS ARE NOT APPROPRIATE SUBJECTS FOR THE MEETING, YOU MAY SUBMIT ANY GRIEVANCE OR CLAIM IN WRITING TO ANY USHER OR COMPANY REPRESENTATIVE, AND THE COMPANY WILL RESPOND AS SOON AS POSSIBLE AFTER THE MEETING.

6. THE CHAIRMAN IN HIS SOLE DISCRETION SHALL HAVE AUTHORITY TO CONDUCT THE MEETING AND RULE ON ANY QUESTIONS OR PROCEDURES THAT MAY ARISE.

--------------------------------------------------------------------------------

XCEL ENERGY COMPLIMENTARY PARKING TICKET
        FOR SEPTEMBER 27, 2000

XCEL ENERGY PARKING
Xcel Energy will provide parking at the following ramp:

RiverCentre Parking Ramp
150 West Kellogg Boulevard                                         [MAP]
St. Paul, Minnesota

UPPER ENTRANCE: Turn off Kellogg Blvd, (across from the RiverCentre).

LOWER ENTRANCE: From Kellogg Blvd, turn onto Eagle Street/Parkway, cross Exchange Street and take first left to entrance (stay on the left to enter parking ramp).

PRESENT THIS CARD TO PARKING ATTENDANT.

--------------------------------------------------------------------------------
[GRAPHIC OMITTED]
XCEL ENERGY INC.
800 NICOLLET MALL, SUITE 3000
MINNEAPOLIS, MN 55402-2023                                                 PROXY
--------------------------------------------------------------------------------

I appoint Edward J. McIntyre, Gary R. Johnson, and Cathy J. Hart, or any of them, each with full power of substitution, to represent and vote the shares of stock which I have power to vote at the Annual Meeting of Shareholders on Wednesday, September 27, 2000 at 10:00 a.m., and any adjournments thereof, in accordance with the instructions on the reverse side of this card. If you want, you can indicate your vote and this Proxy will be voted as indicated. If no markings are made, the proxy will be voted "FOR" Proposals 1, 2 and 3.




                      SEE REVERSE FOR VOTING INSTRUCTIONS.

[GRAPHIC OMITTED]
                                                                  ANNUAL MEETING
                                                                ADMISSION TICKET
                                XCEL ENERGY INC.
            800 NICOLLET MALL, SUITE 3000, MINNEAPOLIS, MN 55402-2023
Admission ticket for Xcel Energy Inc. Annual Meeting of Shareholders,
September 27, 2000, at 10:00 a.m. at the Xcel Energy Center, 199 West Kellogg Boulevard, St Paul, Minnesota. Refreshments will be served from
8:45 a.m. - 9:45 a.m.

                                                                       ADMISSION
                                                                          TICKET


Please present this ticket for admittance of shareholder(s) named above. Admittance will be based upon availability of seating.

--------------------------------------------------------------------------------

[GRAPHIC OMITTED]
                     THERE ARE THREE WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE
NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME          [COMPANY #              ]
MANNER AS IF YOU MARKED, SIGNED AND RETURNED           [CONTROL #              ]
YOUR PROXY CARD.

VOTE BY PHONE - TOLL FREE - 1-800-240-6326 - QUICK - EASY - IMMEDIATE

- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. on September 26, 2000.

- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

-        Follow the simple instructions the Voice provides you.

VOTE BY INTERNET - HTTP://www.eproxy.com/xel/ - QUICK - EASY - IMMEDIATE

- Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. on September 26, 2000.

- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Xcel Energy Inc. c/o Shareowner Services-, P.O. Box 64873, St. Paul, MN 55164-0873.

      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

             [GRAPHIC OMITTED] PLEASE DETACH HERE [GRAPHIC OMITTED]

--------------------------------------------------------------------------------

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1. ELECTION OF     01 W. Brunetti          05 A. Sampson          09 R. Slifer
   DIRECTORS:      02 G. Ferrari           06 C. Burgess          10 W. Stephens
                   03 R. Hemminghaus       07 A. Hirschfeld
                   04 D. Leatherdale       08 A. Moreno

[ ] Vote FOR all nominees                    [ ] Vote WITHHELD from all nominees
     (except as marked)

(INSTRUCTIONS: TO WITHHOLD AUTHORITY
TO VOTE FOR ANY INDICATED NOMINEE, WRITE
THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX
PROVIDED TO THE RIGHT.)                      [                                 ]

2. To approve the Xcel Energy Omnibus
   Incentive Plan.                           [ ]For    [ ] Against   [ ] Abstain

3. To approve the Xcel Energy Executive
   Annual Incentive Award Plan.              [ ]For    [ ] Against   [ ] Abstain

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box [ ]
Indicate changes below:                         Date
                                                    ---------------------------

                                                [                             ]
                                                [                             ]
                                                [                             ]
                                                Signature(s) in Box
                                                Please sign exactly as your name
                                                appear on Proxy.  If held in
                                                joint tenancy, all persons must
                                                sign.  Trustees, administrators,
                                                etc., should include title and
                                                authority.  Corporations should
                                                provide full name of corporation
                                                and title of authorized officer
                                                signing the proxy.

                         2000 ANNUAL MEETING GUIDELINES

IN THE INTEREST OF AN ORDERLY AND CONSTRUCTIVE MEETING, THE FOLLOWING GUIDELINES WILL APPLY FOR XCEL'S ANNUAL MEETING OF SHAREHOLDERS ON WEDNESDAY, SEPTEMBER 27, 2000 AT 10:00 A.M. AT THE XCEL ENERGY CENTER, 199 WEST KELLOGG BOULEVARD, ST. PAUL, MINNESOTA.

1. TO GAIN ENTRANCE TO THE MEETING, YOU MUST PRESENT THIS ADMISSION TICKET OR EVIDENCE OF OWNERSHIP OF XCEL STOCK.

2. YOU WILL BE REQUIRED TO PASS THROUGH A METAL DETECTOR SIMILAR TO THOSE AT AIRPORTS. BRIEFCASES, PURSES AND PARCELS WILL BE EXAMINED. THE USE OF CAMERAS OR SOUND RECORDING EQUIPMENT IS PROHIBITED, EXCEPT THOSE EMPLOYED BY THE COMPANY TO PROVIDE A RECORD OF THE PROCEEDINGS.

3. THE BUSINESS OF THE MEETING IS SET FORTH IN THE PROXY STATEMENT AND WILL BE PUBLISHED ON AN AGENDA THAT YOU WILL RECEIVE AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE PROXY FORM IN THE ENVELOPE PROVIDED, OR YOU MAY VOTE BY TELEPHONE OR INTERNET. IF YOU WISH TO CHANGE YOUR VOTE OR HAVE NOT VOTED BY PROXY, A BALLOT WILL BE DISTRIBUTED TO YOU AT THE MEETING.

4. TIME HAS BEEN RESERVED AT THE END OF THE MEETING FOR SHAREHOLDER QUESTIONS THAT RELATE TO THE BUSINESS OF THE COMPANY. IF YOU WANT TO SPEAK, PLEASE GO TO THE NEAREST MICROPHONE, STATE YOUR NAME AND CONFIRM THAT YOU ARE A SHAREHOLDER BEFORE ASKING YOUR QUESTION. PLEASE DIRECT ALL QUESTIONS TO THE CHAIRMAN. QUESTIONS FROM THE FLOOR ARE LIMITED TO THREE MINUTES TO PROVIDE AN OPPORTUNITY FOR AS MANY SHAREHOLDERS AS POSSIBLE.

5. ALTHOUGH PERSONAL GRIEVANCES AND CLAIMS ARE NOT APPROPRIATE SUBJECTS FOR THE MEETING, YOU MAY SUBMIT ANY GRIEVANCE OR CLAIM IN WRITING TO ANY USHER OR COMPANY REPRESENTATIVE, AND THE COMPANY WILL RESPOND AS SOON AS POSSIBLE AFTER THE MEETING.

6. THE CHAIRMAN IN HIS SOLE DISCRETION SHALL HAVE AUTHORITY TO CONDUCT THE MEETING AND RULE ON ANY QUESTIONS OR PROCEDURES THAT MAY ARISE.

--------------------------------------------------------------------------------


XCEL ENERGY COMPLIMENTARY PARKING TICKET
        FOR SEPTEMBER 27, 2000

XCEL ENERGY PARKING
Xcel Energy will provide parking at the following ramp:

RiverCentre Parking Ramp
150 West Kellogg Boulevard                                         [MAP]
St. Paul, Minnesota

UPPER ENTRANCE: Turn off Kellogg Blvd, (across from the RiverCentre).

LOWER ENTRANCE: From Kellogg Blvd, turn onto Eagle Street/Parkway, cross Exchange Street and take first left to entrance (stay on the left to enter parking ramp).

PRESENT THIS CARD TO PARKING ATTENDANT.

--------------------------------------------------------------------------------

[GRAPHIC OMITTED]
XCEL ENERGY INC.
800 NICOLLET MALL, SUITE 3000
MINNEAPOLIS, MN 55402-2023                                 ESOP VOTING DIRECTIVE
--------------------------------------------------------------------------------
I appoint the Trustee of the Xcel Energy Inc. Employee Stock Ownership Plan to vote the common stock shares allocated to my Account, either directly or by designation of proxies, at the Annual Meeting of Shareholders on Wednesday, September 27, 2000 at 10:00 a.m., and any adjournments thereof, as follows. If you want, you can indicate your vote and your Directive will be voted as indicated. Be sure to follow the instructions below for marking your Directive to assure that your vote is counted. If no markings are made, your Directive will be voted "FOR" Proposals 1, 2 and 3.




                      SEE REVERSE FOR VOTING INSTRUCTIONS.

[GRAPHIC OMITTED]
                                                                  ANNUAL MEETING
                                                                ADMISSION TICKET
                                XCEL ENERGY INC.
           800 NICOLLET MALL, SUITE 3000, MINNEAPOLIS, MN 55402-2023

Admission ticket for Xcel Energy Inc. Annual Meeting of Shareholders, September 27, 2000, at 10:00 a.m. at the Xcel Energy Center, 199 West Kellogg Boulevard, St. Paul, Minnesota. Refreshments will be served from
8:45 a.m. - 9:45 a.m.

                                                                       ADMISSION
                                                                          TICKET
Please present this ticket for admittance of shareholder(s) named above. Admittance will be based upon availability of seating.

--------------------------------------------------------------------------------

[GRAPHIC OMITTED]
                     THERE ARE THREE WAYS TO VOTE YOUR PROXY


YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE
NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME          [COMPANY #              ]
MANNER AS IF YOU MARKED, SIGNED AND RETURNED           [CONTROL #              ]
YOUR PROXY CARD.

VOTE BY PHONE - TOLL FREE - 1-800-240-6326 - QUICK - EASY - IMMEDIATE

- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. on September 26, 2000.

- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

-        Follow the simple instructions the Voice provides you.

VOTE BY INTERNET - HTTP://www.eproxy.com/xel/ - QUICK - EASY - IMMEDIATE

- Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. on September 26, 2000.

- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Xcel Energy Inc. c/o Shareowner Services-, P.O. Box 64873, St. Paul, MN 55164-0873.


      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD


             [GRAPHIC OMITTED] PLEASE DETACH HERE [GRAPHIC OMITTED]

--------------------------------------------------------------------------------

                                                                     ESOP VOTING
                                                                       DIRECTIVE

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1. ELECTION OF      01 W. Brunetti         05 A. Sampson          09 R. Slifer
   DIRECTORS:       02 G. Ferrari          06 C. Burgess          10 W. Stephens
                    03 R. Hemminghaus      07 A. Hirschfeld
                    04 D. Leatherdale      08 A. Moreno

[ ]  Vote FOR all nominees                   [ ] Vote WITHHELD from all nominees
      (except as marked)

(INSTRUCTIONS: TO WITHHOLD AUTHORITY
TO VOTE FOR ANY INDICATED NOMINEE, WRITE
THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX
PROVIDED TO THE RIGHT.)                      [                                 ]

2. To approve the Xcel Energy Omnibus
   Incentive Plan.                           [ ]For    [ ] Against   [ ] Abstain

3. To approve the Xcel Energy Executive
   Annual Incentive Award Plan.              [ ]For    [ ] Against   [ ] Abstain

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.


Address Change? Mark Box [ ]
Indicate changes below:                        Date
                                                   -----------------------------

                                               [                               ]
                                               [                               ]
                                               [                               ]
                                               Signature(s) in Box
                                               Please sign exactly as your name
                                               appear on this directive.